EXHIBIT 99.1

To Our Shareholders

     I am pleased to report that Southern Michigan Bancorp, Inc. earned a record $4,133,000 for 2007. Net income for the year represented an increase of more than three percent compared to 2006. Earnings per share of $2.28 for 2007 also were a record for the company.
     Our financial performance throughout 2007 resulted in a return on average shareholders' equity of 12.72 percent and a return on average assets of 1.18 percent. The financial results for 2007 reflect the impact of consolidation of Southern and FNB Financial Corporation which took effect in December. At year-end 2007, total assets exceeded $480 million while total shareholders' equity rose to $44.2 million.
     Compared with our industry peers in Michigan and throughout the Midwest, Southern's measures of earnings, capital strength, asset quality and net interest margin are exemplary. Southern's tier one capital ratio of 9.47 percent, total risk-based capital ratio of 10.88 percent and leverage ratio of 10.35 percent are all above well-capitalized levels used by bank regulators to measure capital strength. At year-end, our allowance for loan and lease losses was 1.53 percent of total loans while the net loan losses to total loans measured .13 percent of average loans. Southern's net interest margin of 4.7 percent as of year-end 2007 is very strong especially when measured against our peers.
     The merger of Southern and FNB created what is now the 19th largest commercial banking company in Michigan as measured by total assets. Our two-bank holding company spans five counties in the southern tier of Michigan with a total of 19 banking locations. The initial response from customers, employees, shareholders and local communities to the new partnership has exceeded our expectations.
     As I have communicated through shareholder letters and annual reports in the past, the successes of Southern are attributable to a number of factors. Most important among these are Southern's clients. This year's Annual Report highlights Union Pallet/Container Co., Inc., and Kilgore International, Inc., two Southern Michigan Bank & Trust business customers, and Precision Wire Forms, Inc., and Brussee/Brady, Inc., both of whom are valuable business clients of FNB Financial.
     Looking forward, our directors, management and staff recognize that 2008 may be the most challenging business and banking environment many of us have experienced in more than a quarter of a century. The Michigan economy continues to struggle, resulting in the downsizing and layoffs that have become all too familiar. Financial institutions, facing historically high residential mortgage foreclosures, deteriorating loan portfolios and dramatically shrinking margins, have experienced sharp declines in stock values from mid-year 2007 through the first several months of 2008.
     Southern has not been immune to the impact of these trends on the financial services industry. We anticipate a further narrowing of our net interest margin through at least mid-year 2008 as the full brunt of Federal Reserve interest rate cuts take hold. In addition, we are likely to incur some one-time data processing conversion and other charges to complete the integration of FNB with Southern. However, our focus on prudent balance sheet management strategies, disciplined pricing for deposits and loans, and sound expense control practices will position us to emerge from today's unfavorable business climate as one of the strongest community banking corporations throughout our tri-state service area. Southern's track record of success during good times as well as in less-than-ideal conditions provides both confidence and optimism for the future.
     I have appreciated the many thoughtful comments and suggestions from Southern shareholders since the announcement last year of the merger with FNB. On behalf of the management, staff and directors of Southern Michigan Bancorp, I extend the warmest welcome to the shareholders who have joined the Southern family as a result of the merger. Please feel free to contact me directly by email at jcastle@smb-t.com or by calling 517.279.5504 with any suggestions or comments about Southern or how we might better serve our customers and local communities.
     Thank you for your cooperation and support.

Sincerely,

John H. Castle
Chairman and Chief Executive Officer

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     1

Celebrating 281 Combined Years of Community Banking

     In 1871, Chicago had its great fire. Orville Wright was born. High-wheel bicycles were invented. The first professional baseball league was formed, and the foundation of the Southern Michigan Bank & Trust was started in Coldwater, Michigan.
     The fledgling institution was incorporated in early 1872 and began serving customers out of S.M. Steeley's back rooms in the Southern Michigan Hotel, next to the public town square. Land was soon purchased on the corner of Monroe and Chicago Streets, where construction commenced, and by July the Southern Michigan National Bank opened its doors.
     As the Great depression deepened in the early 1930's, newly elected President Franklin D. Roosevelt proclaimed a banking holiday to relieve the financial crisis. Southern Michigan National Bank, however, did not close its doors. Through careful management, the bank had the funds to meet customer needs. Southern Michigan National Bank remained strong.
     After World War II, Branch County commerce boomed along with the rest of the country, and Southern Michigan National Bank prospered by serving the area's consumer, commercial and agricultural financial needs. In 1992, the bank changed its name to Southern Michigan Bank & Trust to reflect its broader mission. As the institution moved into the twenty-first century, Southern Michigan continued serving its communities and customers with new products, services, and delivery channels while prioritizing customer service.
     Throughout the 130-year history of Southern Michigan Bank & Trust, service has been the key to success. As the institution helps the people in Branch, Calhoun and Hillsdale Counties meet their financial goals, its customers can look to Southern as their trusted partner in keeping our local economy strong and vibrant.

2     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

     The roots of FNB Financial (FNB) are deeply interwoven into the historical fabric of this country. Founded by a local group of businessmen on October 8, 1864, a charter was issued on December 3, 1864 to The First National Bank of Three Rivers by the first Comptroller of the Currency of the United States, Mr. Hugh McCulloch. Mr. McCulloch was appointed by President Abraham Lincoln to enact provisions set forth in The National Currency Act of 1863 and the National Banking Act of 1864 which provided for a sound and dependable currency and a strong system of national banks.
     The first of ten presidents for FNB was Edward S. Moore, who presided over the bank from 1864 - 1883. During Mr. Moore's tenure, a second national bank was chartered - The Manufacturer's National Bank of Three Rivers. Lasting only a few years, this bank was merged into a third - The Three Rivers National Bank - in 1885 and both were absorbed by FNB in 1897.
     After leasing space for seven years on the east side of Main Street, FNB moved across the street into a newly constructed bank building on North Main Street in the early 1870s. Over the next several decades, the bank was remodeled numerous times and, in 1958, expanded into adjacent property formerly occupied by the old "Hotel De Hamburg".
     By 1968, a new facility was being contemplated for FNB at the southwest corner of Main and Moore Street. In 1970, as the site was being prepared for the new bank, a disastrous fire claimed the North Main location. After operating out of temporary facilities for several months, the bank moved into its new quarters at 88 North Main on January 4, 1971 with assets topping $20 million.
     In March 1996, the bank reorganized and a one-bank holding company, FNB Financial Corporation, was formed to better enable FNB to provide more services, more easily obtain capital, and make a more liquid market for its stock. As FNB closed out the 20th century, it introduced new technologies ranging from networked computers and voice mail to e-mail, the Internet and the bank's first automated voice response telephone system.
     Today, as part of Southern Michigan Bancorp, Inc., FNB employs 60 full-time people and has assets approaching $159 million.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     3

TEAMWORK - A Growing Partnership

Union Pallet and Container

Company, originally started as a

hobby in a garage in the early

1990's, now operates in a 33,000

square foot office/manufacturing

and warehousing facility, and

provides employment for

thirty-nine local individuals.

     A manufacturer and recycler

of wooden pallets for the food,

plastics, chemical supply and

other industries, Union Pallet

serves customers within a 60 mile

radius of its home in Coldwater,

MI. Owner and President, Jon

Slack, appreciates that Southern

Michigan Bank & Trust is a local

bank helping the local economy,

and he values the relationship he has built with SMB&T since the early days of his business. Southern Michigan Bank & Trust is proud to partner with this successful business.
Union Pallet and Container Company owner and President Jon Slack explains part of the process to John Castle, Chairman and CEO of Southern Michigan Bank & Trust.

John Castle and Jody Trenary, Vice President and Commercial Lender at Southern Michigan Bank & Trust, are given a tour of the facility by owner Jon Slack.

Jody Trenary meets with Jon and Twyla Slack in the offices of Union Pallet and Container Company.

4     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SUCCESS - A Shared Vision

Partnering with area businesses

to encourage their success and

the growth of our community is an

important part of Southern

Michigan Bank & Trust's commit-

ment to a better future. Following

in the 30 year tradition of his

father, Charles, Craig Kilgore

President of Kilgore International

has been partnering with

Southern Michigan Bank & Trust

for over 20 years - relying on

Southern to provide cash

management services and

retirement services. A family

business, Kilgore International

provides medical and dental

models for patient education and

dental school training, with sales to

clients in countries around the world.

Craig relies on Southern Michigan

Bank & Trust to make things easy for

him, so he can concentrate on

growing his business, and says, "It's

a community bank with comprehen-

sive services and helpful, supportive

people."

                    Craig Kilgore, President of Kilgore
                    International, demonstrates a dental
                    model to John Castle, Chairman and CEO
                    and Dave Rumsey, Vice President and
                    Senior Investment Officer of Southern
                    Michigan Bank & Trust.

Kilgore employees Mike Gregory, Brian Wright and Melissa Houtz highlight some of their products to Dave Rumsey.	John Castle observes as Brian Wright prepares a model for dental school training.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     5

Community - Making a Difference

In recent years, Three Rivers,

Michigan and St. Joseph County

have been successful in

expanding local commercial and

industrial enterprises as well as

attracting new investment to the

community. At the heart of this

expansion has been

Brussee/Brady, Inc., a commercial

and residential contracting

company, with its banking

partner, FNB Financial. Since its

inception in 1997, Brussee/Brady,

Inc. has relied on FNB to provide

the working capital and support

necessary to pursue key local

projects including Health Trac, an

athletic/wellness facility,

numerous downtown building

renovations, and significant

expansions for both the St. Joseph

County Sheriff's Department and

the Immaculate Conception

Church of Three Rivers.

     In early 2008, Brussee/Brady,

Inc. looks forward to completing

expansions and renovations for

FNB customers Armstrong

International and Bruce Monroe,

owner of the Riviera Theatre.

Armstrong International sub-

sidiary, Armstrong Hot Water, Inc.,

is completing a 20,000 square foot

expansion and the Riviera Theatre,

which was built in 1925, will soon

re-open as a venue for live music

and theater as well as movies and

other community events.

Tom Brady looks over completed work with Bruce Monroe, owner of the Riviera Theatre, and Rick Dyer, President & CEO of FNB Financial.	Tom Brady reviews expansion plans for Armstrong Hot Water, Inc. with Larry Daugherty, President of Armstrong Hot Water Group, and Rick Dyer.

6     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

Commitment - Building Strong Relationships

Few customers have stronger ties

to FNB Financial than HBE

Engineering and its affiliated

companies HBE International,

HBDM, HB Imports, Amigo R & L

and Precision Wire Forms. Herbert

Beuter, and his wife, Francoise,

own and operate the various

entities with their son Frederic.

     Herbert served as a longtime

board member for FNB and

continues to be a valued advisor to

the bank.

     For more than 24 years Herbert,

Francoise, and Frederic have

turned to FNB for their companies'

banking and lending needs. FNB is

proud to partner with the Beuters

in their many successful ventures.

Francoise Beuter, President and owner of Precision Wire Forms, demonstrates a product to Rick Dyer, President & CEO of FNB Financial and Dave Allen, VP/Business Development of FNB Financial.
Herbert Beuter, President and owner of HBE Engineering, explains to Rick Dyer how wire is bent for use in one of the many products manufactured and distributed by his companies.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     7

Financial Summary

For the Year	2007	2006

Net interest income	$14,960,000	$14,495,000

Provision for loan losses	745,000	500,000

Non-interest income	4,268,000	4,105,000

Non-interest expense	12,860,000	12,600,000

Net income	4,133,000	4,009,000

Per Share

Basic earnings	$2.29	$2.27

Diluted earnings	$2.28	$2.26

Cash dividends declared	0.80	0.78

At Year End

Assets	$480,178,000	$329,891,000

Gross loans	335,978,000	252,825,000

Allowance for loan loss	5,156,000	3,302,000

Deposits	399,169,000	282,509,000

Other borrowings	14,753,000	6,973,000

Shareholders' equity	44,219,000	28,482,000

Ratios

Return on average assets	1.18%	1.25%

Return on average equity	12.72%	14.54%

Total risk-based capital ratio	10.88%	14.14%

ALLL as percentage of loans	1.53%	1.31%

8     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

Contents

Management's Discussion and Analysis	10

Management's Responsibility for Financial Information	22

Report of Independent Auditors	23

Consolidated Financial Statements	24

Notes to Consolidated Financial Statements	28

Selected Financial Data/Common Stock Market Prices and Dividends	54

Board of Directors	56

Southern Michigan Bank & Trust Board of Directors and Officers	58

FNB Financial Board of Directors and Officers	59

Shareholder Information	60

Southern Michigan Bancorp, Inc. is a two banking holding company. The Company's wholly-owned subsidiaries,

Southern Michigan Bank & Trust (SMB&T) and FNB Financial (FNB) offer individuals, businesses, institutions and governmental agencies a full range of commercial banking services primarily in the southern Michigan communities in which they are located and in areas immediately surrounding these communities.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion is designed to provide a review of the consolidated financial condition and results of operations of Southern Michigan Bancorp, Inc. ("Southern"), and its wholly-owned subsidiaries, Southern Michigan Bank & Trust ("SMB&T") and FNB Financial ("FNB"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

          Forward-Looking Statements

          Statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations include forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about Southern itself.   Forward-looking statements are identifiable by words or phrases such as "outlook," or "strategy"; that an event or trend "may," "should," "will," or "is likely" to occur or "continue" or "is scheduled" or "on track" or that Southern Michigan Bancorp, Inc. or its management "anticipates," "believes," "estimates," "plans," "forecasts," "intends," "predicts," "projects," or "expects" a particular result, or is "confident" or "optimistic" that an event will occur, and variations of such words and similar expressions.  All of the information concerning interest rate sensitivity is forward-looking.  Management's determination of the provision and allowance for loan losses involves judgments that are inherently forward-looking.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.

          Risk factors include, but are not limited to, the risk factors described in Southern's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or before March 31, 2008; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized at amounts projected, at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

          This section is intended to provide meaningful cautionary statements.  This should not be construed as a complete list of all economic, competitive, governmental, technological, and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity.  We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information obtained after the date of this annual report.

          Critical Accounting Policies

          The discussion and analysis of the financial condition and results of operations are based upon Southern's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Southern to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

          Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially could result in materially different results under different assumptions and conditions.

          Allowance for Loan Losses: The allowance for loan losses is maintained at a level management believes is adequate to absorb probable incurred credit losses inherent in Southern's loan portfolio. Accounting for loan classifications, accrual status and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, generally accepted accounting principles, the uniform retail credit classification and account management policy issued by the Federal Financial Institutions Examination Council, and the joint policy statement on the allowance for loan losses methodologies

10     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

also issued by the Federal Financial Institutions Examination Council. Using this guidance, management estimates the allowance balance based on past loan loss experience, nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, information in regulatory examination reports, and other factors. Many of the factors listed are inherently subjective, and requires the use of significant management estimates.

          Mortgage Servicing Rights: Mortgage servicing rights represent the estimated value of servicing loans that are sold with servicing retained by Southern. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Management's accounting treatment of loan servicing rights is estimated utilizing a discounted cash flow model to determine the value of its servicing rights. The valuation model utilizes mortgage prepayment speeds, the remaining life of the mortgage pool, delinquency rates, our cost to service loans, and other factors to determine the cash flow that we will receive from serving each grouping of loans. These cash flows are then discounted based on current interest rate assumptions to arrive at the fair value for the right to service those loans.

          Acquisition Intangibles: Generally accepted accounting principles require a determination of the fair value of all of the assets and liabilities of an acquired entity, and recording of their fair value on the date of acquisition. A variety of means are employed in determination of fair value, including the use of discounted cash flow analysis, market comparisons, and projected future revenue streams. Once valuations have been adjusted, the net difference between the price paid for the acquired company and the value of its balance sheet is recorded as goodwill. Goodwill is subject to an impairment analysis, performed at least annually.

          Merger with FNB Financial Corporation

          On December 1, 2007, Southern merged with FNB Financial Corporation. The 2007 results of operations include one month of combined financial results after the close of the merger and the 2007 year end balance sheet includes all of the assets acquired and liabilities assumed from FNB Financial Corporation. Therefore, a comparison of 2007 and 2006 financial condition and results of operations is materially affected as a result of the merger. For more detailed information concerning the merger, see note C to the consolidated financial statements.

          Results of Operations

          Southern's net income for 2007 was $4,133,000, a 3.1% improvement from 2006. Provision for loan losses in the amount of $745,000 was expensed in 2007; up from $500,000 in 2006. Non-interest income of Southern, including gain on loan sales, increased 4.0% to $4,268,000 in 2007. Non-interest expense of $12,860,000 in 2007 was 2.1% higher than the 2006 costs.

	Percent Change from Prior Year			Percent Change from Prior Year
	2007	2006		2007	2006
Net interest income	2.84%	7.87%	Assets	45.56%	3.75%
Provision for loan losses	49.00%	-33.33%	Gross loans	32.89%	4.17%
Non-interest income	3.97%	-2.86%	Allowance for loan losses	56.15%	4.26%
Non-interest expense	2.06%	6.77%	Deposits	41.29%	5.38%
Net income	3.09%	5.44%	Other borrowings	111.57%	-41.16%
			Shareholders' equity	55.25%	9.08%

          Results of operations can be measured by various ratio analyses. Two widely recognized performance indicators are return on equity and the return on assets. Southern's return on average equity was 12.72% in 2007, 14.54% in 2006 and 14.81% in 2005. The return on average assets was 1.18% in 2007, 1.25% in 2006 and 1.19% in 2005.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     11

          Net Interest Income

          Interest income is the total amount earned on funds invested in loans, investment securities and federal funds sold. Interest expense is the amount of interest paid on interest bearing checking and savings accounts, time deposits, short term advances, subordinated debentures and other long-term borrowings. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense adjusted for the tax benefit received on tax-exempt loan and investment securities. Net interest margin is calculated by dividing net interest income (FTE) by average interest earning assets. Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities. Because non-interest bearing sources of funds also support earning assets, the net interest margin exceeds the net interest spread.

          Net interest income is the most important source of Southern's earnings. Changes in Southern's net interest income are influenced by a number of factors, including changes in the level of interest earning assets, changes in the mix of interest earning assets and interest bearing liabilities, the level and direction of interest rates and the steepness of the yield curve.

          For 2007, Southern's net interest margin (FTE) was 4.83% compared to 5.05% for 2006 and 4.73% in 2005. Beginning in 2004 and continuing in 2005 and the first six months of 2006, the Federal Reserve increased rates 25 basis points 17 different times. From mid 2006 through August 2007 the prime rate remained steady. Beginning with a 50 basis point drop in September 2007, the Federal Reserve began a campaign of decreasing overnight borrowing rates to stimulate the economy. In both October and December rates were dropped an additional 25 basis points, for a 100 basis point total drop in 2007. Even as overnight borrowing rates began to decline, many larger banks continued to pay relatively high rates for deposits as they looked for sources of funding their loan commitments.

          Despite the lower net interest margin in 2007, net interest income increased during the year by $508,000. The increase was a result of a $2,187,000 improvement in interest income partially offset by an increase in interest expense of $1,679,000. The increase in interest income was primarily a result of $24.9 million of additional earning assets. Approximately $10.5 million of the increase in average earning assets was a result of the merger with FNB. The average rate realized on earning assets in 2007 was 7.55%, an increase of 13 basis points from the 2006 results of 7.42%, and 97 basis points higher than the 6.58% realized in 2005. This increase in average rates also contributed to the increase in interest income.

          Increases in interest expense partially offset the interest income. Deposit rate increases that went into effect during the last half of 2006 impacted the full year of interest expense of 2007.

12     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

          The following table presents a summary of net interest income (FTE) for 2007, 2006 and 2005.

Table 1. Average Balances and Tax Equivalent Interest Rates

(Dollars in Thousands)
	2007			2006			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Interest earning assets:
Loans(1)(2)(3)	$259,811	$20,824	8.02%	$248,088	$19,494	7.86%	$245,637	$17,225	7.01%
Taxable investment securities(4)	31,586	1,648	5.22	22,909	1,018	4.44	26,215	875	3.34
Tax-exempt investment securities(1)	16,189	982	6.07	14,533	841	5.79	13,478	786	5.83
Federal funds sold	9,419	492	5.22	7,746	406	5.24	4,904	206	4.20
Total interest earning assets	317,005	23,946	7.55	293,276	21,759	7.42	290,234	19,092	6.58

Non-interest earning assets:
Cash and due from banks	8,940			9,056			10,240
Other assets	28,156			22,737			21,759
Less allowance for loan losses	(3,474)			(3,175)			(3,584)

Total assets	$350,627			$321,894			$318,649

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits	$119,118	$3,106	2.61%	$104,108	$2,249	2.16%	$97,013	$1,249	1.29%
Savings deposits	31,874	188.59		29,295	113	0.39	32,296	121	0.37
Time deposits	103,819	4,464	4.30	96,751	3,721	3.85	88,629	2,672	3.01
Securities sold under agreements to repurchase and overnight borrowings	3,235	114	3.52	39	2	5.13	229	6	2.62
Other borrowings	5,340	362	6.78	10,519	475	4.52	19,732	1,015	5.14
Subordinated debentures	5,155	404	7.84	5,155	399	7.74	5,155	308	5.97
Total interest bearing liabilities	268,541	8,638	3.22	245,867	6,959	2.83	243,054	5,371	2.21

Non-interest bearing liabilities:
Demand deposits	42,618			42,146			43,218
Other	4,887			4,285			4,552
Common stock subject to repurchase obligation	2,089			2,030			2,155
Shareholders' equity	32,492			27,566			25,670
Total liabilities and shareholders' equity	$350,627			$321,894			$318,649
Net interest income		$15,308			$14,800			$13,721
Interest rate spread			4.33%			4.59%			4.37%
Net yield on interest earning assets			4.83%			5.05%			4.73%

(1)

Includes tax equivalent adjustment of interest (assuming a 34% tax rate) for securities and loans of $334,000 and $68,000, respectively for 2007; $286,000 and $19,000, respectively for 2006; and $267,000 and $17,000, respectively for 2005.

(2)	Average balance includes average nonaccrual loan balances of $3,373,000 in 2007; $2,951,000 in 2006; and $2,926,000 in 2005.
(3)	Interest income includes loan fees of $353,000 in 2007; $400,000 in 2006; and $412,000 in 2005.
(4)

Average balance includes average unrealized gain (loss) of $14,000 in 2007; ($199,000) in 2006; and ($53,000) in 2005 on available for sale securities. The yield was calculated without regard to this average unrealized gain (loss).

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     13

          The next table sets forth for the periods indicated a summary of changes in interest income and interest expense, based upon a tax equivalent basis, resulting from changes in volume and changes in rates:

Volume Variance - change in volume multiplied by the previous year's rate.

Rate Variance - change in rate multiplied by the previous year's volume.

Rate/Volume Variance - change in volume multiplied by the change in rate. This variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Table 2. Changes in Tax Equivalent Net Interest Income

(Dollars in Thousands)
	2007 Compared to 2006 Increase (Decrease) Due To			2006 Compared to 2005 Increase (Decrease) Due To
Interest income on:	Rate	Volume	Net	Rate	Volume	Net

Loans	$396	$934	$1,330	$2,096	$173	$2,269
Taxable investment securities	198	432	630	263	(120)	143
Tax-exempt investment securities	42	99	141	(6)	61	55
Federal funds sold	(1)	87	86	60	140	200

Total interest earning assets	$635	$1,552	$2,187	$2,413	$254	$2,667

Interest expense on:

Demand deposits	$505	$352	$857	$903	97	$1,000
Savings deposits	64	11	75	3	(11)	(8)
Time deposits	459	284	743	787	262	1,049
Federal funds purchased	(1)	113	112	3	(7)	(4)
Other borrowings	179	(292)	(113)	(112)	(428)	(540)
Subordinated debentures	5	-	5	91	-	91

Total interest bearing liabilities	$1,211	$468	$1,679	$1,675	$(87)	$1,588

Net interest income	$(576)	$1,084	$508	$738	$341	$1,079

          Provision for Loan Losses

          The provision for loan losses is based on an analysis of the required additions to the allowance for loan losses. The provision is charged to income to bring the allowance for loan losses to a level deemed appropriate by management. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses in the loan portfolio. Some factors considered by management in determining the level at which the allowance is maintained include specific credit reviews, historical loan loss experience, current economic conditions and trends, results of examinations by regulatory agencies and the volume, growth and composition of the loan portfolio. The provision is adjusted quarterly, if necessary, to reflect changes in the factors above as well as actual charge-off experience and any known losses. For further information, see "Allowance for Loan Losses" on page 17.

14     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

          The provision for loan losses was $745,000 in 2007, $500,000 in 2006 and $750,000 in 2005. In both 2007 and 2006, the provision for loan losses reflects net charge off experience, the growth of the commercial portfolio as well as the continued decline in the Michigan economy and the local real estate market. Net charge offs were $349,000 and $365,000 for 2007 and 2006, respectively. Commercial loans increased $52 million in 2007 with approximately $43 million coming from the FNB merger. The commercial loan portfolio increased in excess of $18 million in 2006. In 2005, Southern charged off a commercial loan, which necessitated provision expense.

          Non-Interest Income

          Non-interest income increased $163,000 or 4.0% in 2007 and decreased 2.9% in 2006, and 1.0% in 2005. The 2007 increase is due to the merger with FNB, which provided $174,000 of income in 2007.

          In order to reduce the risk associated with changing interest rates, Southern regularly sells fixed rate real estate mortgage loans on the secondary market. Southern recognizes a profit at the time of the sale. Southern originated real estate mortgage loans of $17,015,000 in 2007 compared to $26,343,000 in 2006 and $35,572,000 during 2005. Net gains on loan sales decreased $237,000 in 2007, $169,000 in 2006 and $58,000 in 2005 as residential mortgage refinancing activity declined as rates moved up from 2004 historic lows.

          In 2007, offsetting the decrease in net gains on loan sales was an 11.5% or $82,000 increase in trust fees and $152,000 or 8.3% increase in deposit account service charges. The average balance of loans serviced for others increased over $16 million in 2007 increasing the associated fees by $39,000. Southern also recorded a $128,000 gain on the sale of other real estate owned (OREO) during 2007.

          Net security gains of $13,000, $1,000 and $4,000 were recognized in 2007, 2006 and 2005, respectively.

          Non-Interest Expense

          Non-interest expenses increased $260,000 or 2.1% in 2007, 6.8% in 2006 and 1.2% in 2005. During 2007, salaries and employee benefits increased 8.7% or $611,000. The FNB merger added 60 full time equivalent employees in December 2007 which added $247,000 of salary and benefits expense. Reductions in pension expense due to the partial freeze of the plan in 2006 were offset by increases to the 401(k) plan as Southern enhanced the employer match and added a safe harbor 3% contribution provision. Health insurance costs increased 12.4% or $71,000 in 2007 compared to 2006.

          In 2006, Southern recorded over $900,000 in unusual expenses. These included a loss on a repossessed asset associated with a prior year failed commercial loan, payments for marketing consultants and legal expenses.

          As a result of lower volumes of mortgage loans being generated, commissions paid to mortgage loan originators were down in 2007 and 2006 compared to 2005. Offsetting the decrease in 2005 was an increase in employee benefit plan costs, with the largest increase in pension costs.

          Income Tax Expense

          Income tax expense was $1,436,000 in 2007, $1,491,000 in 2006, and $1,310,000 in 2005. Tax-exempt income continues to have a major impact on Southern's tax expense. The benefit offsetting lower coupon rates on municipal instruments is the nontaxable feature of the income earned on such instruments. This resulted in a lower effective tax rate and reduced federal income tax expense by approximately $234,000 in 2007, $180,000 in 2006, and $170,000 in 2005.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     15

          Financial Condition

          Securities Available for Sale

          The securities available for sale portfolio increased by 117.7%, or $41,913,000, from December 31, 2006 to December 31, 2007. Securities totaling $40 million were acquired in December 2007 from the merger with FNB.

          Securities available for sale were approximately the same in 2006 as in 2005. Approximately $31 million of securities matured or were called in 2007 as compared to $21 million in 2006, substantially all of which were replaced with new securities. The portfolio is monitored and securities or federal funds are purchased as deemed prudent by the asset liability management committee.

          The securities available for sale portfolio had net unrealized gains of $271,000 at December 31, 2007 and net unrealized losses of $64,000 December 31, 2006.

          Loans

          Substantially all loans are granted to customers located in Southern's service area, which is primarily Southern Michigan. Gross loans increased by $83.2 million or 32.9% in 2007, and 4.2% in 2006. The 2007 increase reflects $78.3 million of loans acquired from the merger with FNB. Excluding the loans acquired in the merger with FNB, total loans increased $4.9 million entirely in the commercial and commercial real estate categories with declines in the real estate mortgage, consumer and construction categories.

          In 2006, commercial loans increased $18,479,000 or 12.1%, while consumer loans and real estate mortgage loans were down $2,571,000 and $5,797,000, respectively. Likewise, in 2005, commercial loans increased $3,153,000 or 2.1%, while consumer loans and real estate mortgage loans were down $478,000 and $1,345,000, respectively. Commercial loans increased as lenders saw positive relationships with current customers lead to new customer opportunities. Real estate mortgage loans decreased as payments on existing loans exceeded new loan volume. A decrease in home values and general economic conditions in Michigan has led to a large number of homes on the market, making it difficult for people to refinance or move. Consumer loans have decreased due to fewer originations of automobile, recreational vehicles and personal loans.

          Loan commitments, consisting of unused credit card and home equity lines, available amounts on revolving lines of credit and other approved loans which have not been funded, were $64,041,000 and $57,141,000 at December 31, 2007 and 2006, respectively. A high percentage of these commitments are priced at a variable interest rate, thus minimizing Southern's risk in a changing interest rate environment.

          Nonperforming Assets

          Nonperforming assets include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, which includes real estate acquired through foreclosures and deeds in lieu of foreclosure.

          A loan generally is classified as nonaccrual when full collectibility of principal or interest is doubtful or a loan becomes 90 days past due as to principal or interest, unless management determines that the estimated net realizable value of the collateral is sufficient to cover the principal balance and accrued interest. When interest accruals are discontinued, unpaid interest is reversed. Nonperforming loans are returned to performing status when the loan is brought current and has performed in accordance with contract terms for a period of time.

16     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

          The following table sets forth the aggregate amount of nonperforming assets in each of the following categories:
	December 31
	2007	2006	2005
	(Dollars in thousands)
Nonaccrual loans:
Commercial, financial and agricultural	$3,032	$3,062	$2,472
Real estate mortgage	1,342	449	118
Installment	31	7	-
	4,405	3,518	2,590
Loans contractually past due 90 days or
more and still on accrual:
Commercial, financial and agricultural	411	-	934
Real estate mortgage	-	-	-
Installment	18	6	62
	429	6	996

Total nonperforming loans	4,834	3,524	3,586
Other real estate owned	866	693	706

Total nonperforming assets	$5,700	$4,217	$4,292
Nonperforming loans to year-end loans	1.44%	1.39%	1.48%
Nonperforming assets to total assets	1.19%	1.28%	1.35%

          Nonperforming loans are subject to continuous monitoring by management and estimated losses are specifically allocated for in the allowance for loan losses where appropriate. At December 31, 2007, 2006 and 2005, Southern had loans of $9,144,000, $7,281,000 and $6,421,000, respectively, which were considered impaired.

          In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans is dependent to a large extent on the economic environment. In a deteriorating or uncertain economy, management applies more conservative assumptions when assessing the future prospects of borrowers and when estimating collateral values. This may result in a higher number of loans being classified as nonperforming.

          Allowance for Loan Losses

          The allowance for loan losses is based on regular, quarterly assessments of the probable estimated incurred losses inherent in the loan portfolio. The allowance is based on two principles of accounting: Statement of Financial Accountings Standards (SFAS) No. 5, "Accounting for Contingencies" and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The methodology used relies on several key features, including historical loss experience, specific allowances for identified problem loans and a number of other factors recommended in regulatory guidance.

          The historical loss component of the allowance is based on considering the three and five year historical loss experience for each loan category. The component may be adjusted for significant factors that, in management's opinion, will affect the collectibility of the portfolio. The resulting loss estimate could differ from the losses actually incurred in the future.

          Specific allowances are established in cases where management has identified significant conditions or circumstances related to a specific loan credit. These allowances are calculated in accordance with SFAS No. 114.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     17

          The final components of the allowance are based on management's evaluation of conditions that are not directly measured in the historical loss component or specific allowances. The evaluation of the inherent incurred loss with respect to these conditions is subject to a higher degree of uncertainty. The conditions evaluated in connection with these components of the allowance include current economic conditions, delinquency and charge off trends, loan volume, portfolio mix, concentrations of credit and lending policies, procedures and lending personnel.

          The allowance is maintained at a level, which in management's opinion, is adequate to absorb probable incurred loan losses in the loan portfolio. While management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating or regulatory conditions beyond Southern's control.

          The allowance for loan losses was $5,156,000 or 1.53% of loans at December 31, 2007 compared to $3,302,000 or 1.31% of loans at December 31, 2006. The FNB transaction added $1,462,000 to the December 31, 2007 allowance. The December 31, 2007 allowance consists of $2,354,000 in the historical loss experience component and specifically allocated reserves, leaving $2,802,000 from the other factors. This compares to $1,880,000 from the historical loss experience component and specifically allocated reserves and $1,422,000 from other factors at December 31, 2006.

          Deposits

          Deposits have traditionally represented Southern's principal source of funds. Total deposits increased 41.3% or $116,660,000 in 2007 and 5.4% or $14,431,000 in 2006. Approximately $118 million of deposits were acquired in the merger with FNB in December 2007. Of the deposits acquired, checking and savings accounts totaled $71 million and time deposits totaled $47 million. In 2006, time deposits and higher rate money market accounts increased while non-interest bearing and savings accounts decreased. Attracting and keeping traditional deposit relationships will continue to be a focus of Southern.

          Securities Sold Under Agreements to Repurchase

          Securities sold under agreements to repurchase increased $9.6 million during 2007 as one large deposit customer converted to this product.

          Other Borrowings

          Southern borrowed $8,000,000 in December 2007 which was used to partially fund the FNB merger. The borrowings consisted of a $7,000,000 variable rate term loan and a $1,000,000 under the $3,000,000 variable rate revolving line of credit, both with a correspondent bank. At December 31, 2007, $7,000,000 was outstanding on the term loan and $1,000,000 was outstanding on the line of credit.

          As another alternate funding source, Southern obtains bullet advances from the Federal Home Loan Bank (FHLB). The advances are secured by a blanket collateral agreement with the FHLB giving the FHLB an unperfected security interest in Southern's one-to-four family mortgage and SBA loans. FHLB advances may be a less expensive way to obtain longer term funds than paying a premium for long term deposits. Southern acquired $3 million in FHLB advances in the FNB merger. At December 31, 2007 Southern had $5,536,000 in FHLB advances with interest rates between 3.29% - 4.57%, averaging 3.98%.

          Other borrowings decreased in 2006, as Southern paid off a $5,000,000 advance. At December 31, 2006, Southern had $5,651,000 in FHLB advances with interest rates between 3.49% - 4.57%.

18     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

          Subordinated Debentures

          In March 2004, Southern Michigan Bancorp Capital Trust I, a Delaware statutory trust formed by Southern, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. Southern issued $5,155,000 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. Southern may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after April 7, 2009 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on April 6, 2034. The subordinated debentures are also redeemable, in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. Southern has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

          The $5,000,000 in trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The trust preferred securities and subordinated debentures have a variable rate of interest equal to the sum of the three month London Interbank Offered Rate (LIBOR) and 2.75%. The rate at December 31, 2007 was 7.99%. Southern's investment in the common stock of the trust was $155,000 and is included in other assets.

          Capital Resources

          Southern maintains a strong capital base to take advantage of business opportunities and absorb the risks inherent in the business.

          Shareholder equity increased 55.3% or $15,737,000 from $28,482,000 at December 31, 2006 to $44,219,000 at December 31, 2007. A total of $12.7 million of common stock was issued to FNB shareholders in December 2007 as part of the merger with FNB. Other growth in equity resulted primarily from current year's earnings offset by cash dividends declared.

          The Federal Reserve Board (FRB) has imposed risk-based capital guidelines applicable to Southern. These guidelines require that banks and bank holding companies maintain capital commensurate with both on and off balance sheet credit risks of their operations. Under the guidelines, a bank must have a minimum ratio of total capital to risk-weighted assets of 8 percent. In addition, a bank and a bank holding company must maintain a minimum ratio of Tier 1 capital equal to 4 percent of risk-weighted assets. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries less goodwill, core deposit intangibles and 10 percent of mortgage servicing rights assets.

          As a supplement to the risk-based capital requirements, the FRB has also adopted leverage capital ratio requirements. The leverage ratio requirements are intended to ensure that adequate capital is maintained against risk other than credit risk. The leverage ratio requirements establish a minimum ratio of Tier 1 capital to total assets of 3 percent for the most highly rated bank holding companies and banks that do not anticipate and are not experiencing significant growth. All other bank holding companies are required to maintain a ratio of Tier 1 capital to assets of 4 to 5 percent, depending on the particular circumstances and risk profile of the institution.

          Regulatory agencies have determined that the capital component created by the adoption of FASB Statement 115 should not be included in Tier 1 capital. As such, the net unrealized gain or loss on available for sale securities is not included in the ratios listed in Note U to the consolidated financial statements. The ratios include the common stock subject to repurchase obligation in Southern's employee stock ownership plan (ESOP). As discussed in Note U, Southern and its subsidiary banks all exceed the well capitalized requirements at December 31, 2007.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     19

          Liquidity

          Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Southern maintains certain levels of liquid assets (the most liquid of which are cash and cash equivalents, federal funds sold and investment securities) in order to meet these demands. Maturing loans and investment securities are the principal sources of asset liquidity.

          Southern maintains correspondent accounts with a number of other banks for various purposes. In addition, cash sufficient to meet the operating needs of its branches is maintained at its lowest practical levels. At times, Southern is a participant in the federal funds market. Federal funds are generally borrowed or sold for one-day periods. During 2007 and 2006, federal funds were sold with an average balance of $9,419,000 and $7,746,000, respectively. As disclosed in Note J to Southern's consolidated financial statements, Southern has available credit arrangements enabling it to purchase up to $32,000,000 in federal funds should the need arise.

          Southern's principal source of funds to pay cash dividends is the earnings and dividends paid by SMB&T and FNB, which are restricted under current banking regulations as described in Note U to the consolidated financial statements. As discussed under Other Borrowings, Southern also has a $3,000,000 bank line of credit agreement to meet cash demands.

          Impact of Inflation and Changing Prices

          The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

          Commitments and Off-Balance Sheet Risk

          Southern maintains off balance sheet financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and standby letters of credit. Loan commitments to extend credit are agreements to lend to a customer at any time, as the customer's needs vary, as long as there is no violation of any condition established in the contract. Letters of credit are used to facilitate customers' trade transactions. Under standby letters of credit agreements, Southern agrees to honor certain commitments in the event that its customers are unable to do so. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2007, Southern had commitments of $64,041,000 for lines of credit, $1,340,000 in standby letters of credit and $21,000 in commitments under commercial letters of credit outstanding.

          These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to Southern's normal credit policies. Collateral generally consists of receivables, inventory and equipment and is obtained based on management's credit assessment of the customer. These financial instruments are recorded when they are funded.

20     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

Regulatory Matters

          Representatives of the FDIC completed an examination of Southern's subsidiary bank using financial information as of September 30, 2006. The purpose of the examination was to determine the safety and soundness of Southern.

          Examination procedures require individual judgments about a borrower's ability to repay loans, sufficiency of collateral values and the effects of changing economic circumstances. These procedures are similar to those employed by Southern in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management. Southern's level and classification of identified potential problem loans was not revised significantly as a result of this regulatory examination process.

          Management and the board of directors evaluate existing practices and procedures on an ongoing basis. In addition, regulators often make recommendations during the course of their examination that relate to the operations of Southern. As a matter of practice, management and the board of directors consider such recommendations promptly.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     21

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

Management of Southern Michigan Bancorp, Inc. has prepared and is responsible for the accompanying financial statements and for their integrity and objectivity. In the opinion of management, the financial statements, which necessarily include amounts based on management's estimates and judgments, have been prepared in conformity with accounting principles generally accepted in the United States of America, on a consistent basis. Management also prepared the other information in the Annual Report and is responsible for its accuracy and consistency with the financial statements.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with the Company's authorizations and policies. Further, such a system provides reasonable assurances as to the integrity and reliability of the financial statements which fairly present financial position and results of operations in conformity with accounting principles generally accepted in the United States of America. Internal accounting controls are augmented by written policies covering standards of personal and business conduct and an organizational structure providing for division of responsibility and authority.

Management monitors the effectiveness of and compliance with established control systems through a continuous program of internal audit and credit examinations and recommends possible improvements thereto. Management believes that, as of December 31, 2007, the Company's system of internal controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.

The Board of Directors exercises its responsibility for the financial statements and related information through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management, internal auditors and Clifton Gunderson LLP. Clifton Gunderson LLP has direct and confidential access to the Audit Committee to discuss the results of their audit.

The 2007 financial statements have been audited by the independent accounting firm of Clifton Gunderson LLP which was given unrestricted access to all financial records and related data, including minutes of all meetings of shareholders, the board of directors and committees of the board. The Company believes that all representations made to the independent auditors during their audit were valid and appropriate. Clifton Gunderson LLP's audit report is presented on the following page.

John H. Castle Chairman and Chief Executive Officer	Danice L. Chartrand Chief Financial Officer

22     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Southern Michigan Bancorp, Inc.
Coldwater, Michigan

We have audited the accompanying consolidated balance sheets of Southern Michigan Bancorp, Inc. and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Michigan Bancorp, Inc. and its subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio
March 11, 2008

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     23

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2007	2006
ASSETS
Cash	$4,027	$3,211
Due from banks	10,443	6,158
Cash and cash equivalents	14,470	9,369
Federal funds sold	6,449	10,429
Securities available for sale	77,515	35,602
Loans held for sale, net of valuation of $0 in 2007	624	-
Loans, net of allowance for loan losses of $5,156 - 2007 ($3,302 - 2006)	330,822	249,523
Premises and equipment, net	13,335	8,665
Accrued interest receivable	3,387	2,506
Net cash surrender value of life insurance	10,015	7,502
Goodwill	13,422	620
Other intangible assets	3,091	-
Other assets	7,048	5,675
Total Assets	$480,178	$329,891

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$57,027	$42,281
Interest bearing	342,142	240,228
Total deposits	399,169	282,509
Securities sold under agreements to repurchase and overnight borrowings	9,776	184
Accrued expenses and other liabilities	5,077	4,440
Other borrowings	14,753	6,973
Subordinated debentures	5,155	5,155
Total Liabilities	433,930	299,261

Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 92,203 shares outstanding in 2007 (89,122 shares in 2006)	2,029	2,148

Shareholders' equity
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,307,924 shares in 2007 (1,769,248, shares in 2006)
Outstanding (other than ESOP shares) - 2,215,721 shares
in 2007 (1,680,126 shares in 2006)	5,539	4,200
Additional paid-in capital	17,087	5,446
Retained earnings	21,629	19,021
Accumulated other comprehensive income (loss), net	122	(42)
Unearned Employee Stock Ownership Plan shares	(103)	(143)
Unearned restricted stock compensation	(55)	-
Total Shareholders' Equity	44,219	28,482
Total Liabilities and Shareholders' Equity	$480,178	$329,891

See accompanying notes to consolidated financial statements.

24     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year ended December 31,
	2007	2006	2005
Interest income:
Loans, including fees	$20,756	$19,475	$17,208
Securities:
Taxable	1,648	1,018	875
Tax-exempt	648	555	519
Other	492	406	206
Total interest income	23,544	21,454	18,808
Interest expense:
Deposits	7,758	6,083	4,042
Other	880	876	1,329
Total interest expense	8,638	6,959	5,371
Net Interest Income	14,906	14,495	13,437
Provision for loan losses	745	500	750
Net Interest Income after Provision for Loan Losses	14,161	13,995	12,687

Non-interest income:
Service charges on deposit accounts	1,990	1,838	1,953
Trust fees	791	709	652
Net securities gains	13	1	4
Net gains on loan sales	390	627	796
Earnings on life insurance assets	286	272	293
Gain on life insurance proceeds	-	124	-
Other	798	534	528
Total non-interest income	4,268	4,105	4,226

Non-interest expense:
Salaries and employee benefits	7,652	7,041	6,998
Occupancy, net	954	766	759
Equipment	839	756	837
Printing, postage and supplies	378	373	351
Advertising and marketing	237	284	236
Professional and outside services	747	951	588
Amortization of other intangibles	31	22	39
Other	2,022	2,407	1,993
Total non-interest expense	12,860	12,600	11,801
Income before income taxes	5,569	5,500	5,112
Federal income taxes	1,436	1,491	1,310
Net Income	$4,133	$4,009	$3,802
Basic Earnings Per Common Share	$2.29	$2.27	$2.13
Diluted Earnings Per Common Share	$2.28	$2.26	$2.12

See accompanying notes to consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     25

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands, except number of shares and per share data)
Years ended December 31, 2007, 2006 and 2005

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Unearned ESOP Shares	Unearned Compen- sation	Total
Balance at January 1, 2005	$4,354	$7,218	$15,822	$111	$(40)	$-	$27,465

Comprehensive income:
Net income for 2005			3,802				3,802
Net change for the year in other
comprehensive income items				(235)			(235)
Total comprehensive income							3,567
Cash dividends declared - $.67 per share			(1,205)				(1,205)
Common stock repurchased and
retired (142,765 shares)	(357)	(3,733)					(4,090)
Change in common stock subject
to repurchase	23	465					488
Purchase of shares by ESOP (7,568
shares)					(204)		(204)
Reduction of ESOP obligation					60		60
Stock options exercised (1,811 shares)	5	24					29
Balance at December 31, 2005	4,025	3,974	18,419	(124)	(184)	-	26,110

Comprehensive income:
Net income for 2006			4,009				4,009
Net change for the year in other
comprehensive income items				82			82
Total comprehensive income							4,091
Cash dividends declared - $.78 per share			(1,381)				(1,381)
Common stock repurchased and
retired (10,050 shares)	(25)	(215)					(240)
Issuance of shares for 5% stock dividend, net of fractional shares
(84,355 shares)	211	1,813	(2,026)				(2)
Change in common stock subject
to repurchase	(25)	(212)					(237)
Reduction of ESOP obligation					41		41
Stock options exercised (5,581 shares)	14	86					100
Balance at December 31, 2006	4,200	5,446	19,021	(42)	(143)	-	28,482

Comprehensive income:
Net income for 2007			4,133				4,133
Net change for the year in other
comprehensive income items				223			223
Total comprehensive income							4,356
Cash dividends declared - $.80 per share			(1,525)				(1,525)
Issuance of restricted stock (2,740 shares of common stock at $24.58 per share)	7	60				(67)	-
Vesting of restricted stock						12	12
Issuance of 535,936 shares in merger with FNB	1,340	11,371					12,711
Change in common stock subject
to repurchase	(8)	127					119
Reduction of ESOP obligation					40		40
Stock option expense		83					83
Adjustment to initially apply SFAS 158, net of tax				(59)			(59)
Balance at December 31, 2007	$5,539	$17,087	$21,629	$122	$(103)	$(55)	$44,219

See accompanying notes to consolidated financial statements.

26     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2007	2006	2005
Operating Activities
Net income	$4,133	$4,009	$3,802
Adjustments to reconcile net income to net cash
from operating activities:
Provision for loan losses	745	500	750
Depreciation	835	696	643
Net amortization (accretion) of investment securities	(33)	(69)	140
Stock option and restricted stock grant compensation expense	95	-	-
Net securities gains	(13)	(1)	(4)
Loans originated for sale	(17,015)	(26,343)	(35,572)
Proceeds on loans sold	17,140	27,195	35,931
Net gains on loan sales	(390)	(627)	(796)
Net realized loss on disposal of fixed assets	1	2	-
Gain on life insurance proceeds	-	(124)	-
Amortization of other intangible assets	31	22	39
Net change in obligation under ESOP	40	41	(144)
Net change in:
Accrued interest receivable	(52)	(395)	(170)
Cash surrender value	(286)	38	(293)
Other assets	1,041	1,693	(232)
Accrued expenses and other liabilities	(821)	(144)	187
Net cash from operating activities	5,451	6,493	4,281

Investing Activities
Bank acquisition, net of $4,199 cash assumed	(9,565)	-	-
Activity in available for sale securities:
Proceeds from sales	-	-	105
Proceeds from maturities and calls	30,733	20,628	18,289
Purchases	(32,007)	(20,066)	(10,561)
Net change in federal funds sold	9,495	(2,993)	(7,436)
Proceeds from life insurance	67	-	-
Loan originations and payments, net	(7,438)	(10,974)	(3,375)
Proceeds from sale of equipment	2	-	-
Additions to premises and equipment	(2,564)	(2,168)	(1,247)
Net cash from investing activities	(11,277)	(15,573)	(4,225)

Financing Activities
Net change in deposits	(1,938)	14,431	16,210
Net change in securities sold under agreements to repurchase and overnight borrowings	9,592	-	(625)
Proceeds from other borrowings	9,084	1,127	400
Repayments of other borrowings	(4,286)	(6,134)	(10,139)
Cash dividends paid	(1,525)	(1,331)	(901)
Cash paid in lieu of fractional shares for 5% stock dividend	-	(2)	-
Stock options exercised	-	100	29
Repurchase of common stock	-	(240)	(4,090)
Net cash from financing activities	10,927	7,951	884
Net change in cash and cash equivalents	5,101	(1,129)	940
Beginning cash and cash equivalents	9,369	10,498	9,558
Ending cash and cash equivalents	$14,470	$9,369	$10,498

See accompanying notes to consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     27

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Nature of Operations and Significant Accounting Policies

Nature of Operations and Industry Segments: Southern Michigan Bancorp, Inc. (the Company) is a two bank holding company. The Company's business is concentrated in the banking industry segment. The subsidiary banks offer individuals, businesses, institutions and government agencies a full range of commercial banking services primarily in the southern Michigan communities in which the banks are located and in areas immediately surrounding these communities. The banks grant commercial and consumer loans to customers. The majority of loans are secured by business assets, commercial and residential real estate, and consumer assets. There are no foreign loans.

Principles of Consolidation: The consolidated financial statements include the accounts of Southern Michigan Bancorp, Inc. and its wholly-owned subsidiaries, Southern Michigan Bank & Trust (SMB&T) and FNB Financial (FNB) after elimination of significant inter-company balances and transactions. SMB&T owns SMB Mortgage Company, which transacts all residential real estate loans. It is consolidated into SMB&T financial statements. FNB owns FNB Financial Services, which conducts a brokerage business and is consolidated into FNB financial statements. During 2004, the Company formed a special purpose trust, Southern Michigan Bancorp Capital Trust I for the sole purpose of issuing trust preferred securities. Under generally accepted accounting principles, the trust is not consolidated into the financial statements of the Company.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, loss contingencies, deferred tax assets, fair values of securities and other financial instruments and pension and post retirement benefit obligations.

Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss, net of tax. Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk, and other factors.

Premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Securities are written down to fair value and reflected as a loss when a decline in fair value is not temporary. In estimating other than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale: Loans held for sale are reported at the lower of cost or market value in the aggregate. Net unrealized losses are recorded in a valuation allowance by charges to income.

Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

28     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note A - Nature of Operations and Significant Accounting Policies (continued)

Loans (Continued): Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days, unless the loan is both well secured and in the process of collection. Past due status is based on the contractual terms of the loan. All interest accrued but not received for these loans is reversed against interest income. Payments received on such loans are reported as principal reductions until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, management estimates the allowance balance based on past loan loss experience, nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, information in regulatory examination reports, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

Consumer loans are typically charged-off no later than 120 days past due. Real estate mortgage loans in the process of collection are charged-off on or before they become 365 days past due. Commercial loans are charged-off promptly upon the determination that all or a portion of any loan balance is uncollectible. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally using accelerated methods over their estimated useful lives. The estimated useful lives are 10 to 40 years for buildings and improvements and 3 to 10 for furniture and equipment. These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur. Major improvements are capitalized. Land is carried at cost.

Mortgage Servicing Rights: Mortgage servicing rights, included in other assets, represent the allocated value of mortgage servicing rights retained on loans sold. Mortgage servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues.

Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     29

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note A - Nature of Operations and Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from whole bank or branch acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful life, which is 10 years.

Other Real Estate: Other real estate was $866,000 and $693,000 at December 31, 2007 and 2006 and is included in other assets. Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of carrying amount or fair value less estimated cost of disposal. Expenses, gains and losses on disposition, and reductions in carrying value are reported in other expense.

Stock Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-based Payment, using the modified prospective transition method. Under this method, the Company began recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. Awards issued prior to 2006 that have not been modified are not affected by SFAS 123R. For 2006 no stock based employee cost was recorded as no options were granted in 2006 and all prior options were fully vested prior to January 1, 2006.

Prior to January 1, 2006 employee compensation expense under stock option plans was reported using the intrinsic value method. No stock-based compensation cost is reflected in net income for the year ending December 31, 2005 as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock Based Compensation.
(In thousands, except per share data)	2005

Net income as reported	$3,802
Deduct: stock based compensation expense
determined under fair value based method	(144)
Pro forma net income	$3,658

Basic earnings per share as reported	$2.13
Pro forma basic earnings per share	2.05

Diluted earnings per share as reported	$2.12
Pro forma diluted earnings per share	2.04

See Note N regarding the various assumptions used in computing the compensation expense.

Advertising Costs: Advertising costs are expensed as incurred.

30     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note A - Nature of Operations and Significant Accounting Policies (continued)

Cash Flow Definition: For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks as cash and cash equivalents. The Company reports net cash flows for customer loan and deposit transactions and short term borrowings with a maturity of 90 days or less.

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its net cash surrender value, or the amount that can be realized.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Benefits from tax positions taken or expected to be taken in a tax return are not recognized if the likelihood that the tax position would be sustained upon examination by a taxing authority is considered to be 50% or less.

Stock Dividends: The Company issued 84,355 common shares in connection with a 5% stock dividend effected in February 2006. All prior year information relating to earnings and dividends per share has been restated to reflect these dividends.

Earnings and Dividends Per Common Share: Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share reflects the dilutive effect of any additional potential common shares. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes the net change in unrealized gains and losses on securities available for sale and the pension accounting required by SFAS 158, each net of tax, which are also recognized as a separate component of shareholders' equity.

Employee Stock Ownership Plan (ESOP): The cost of shares issued to the ESOP but not yet allocated to participants is shown as a reduction to shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participants' accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect such estimates.

Concentrations of Credit Risk: The Company grants commercial, real estate and installment loans to customers mainly in southern Michigan. Commercial loans include loans collateralized by commercial real estate, business assets and agricultural loans collateralized by crops and farm equipment. Commercial, financial and agricultural loans make up approximately 67% of the loan portfolio at December 31, 2007 and the loans are expected to be repaid from cash flow from operations of businesses. Residential mortgage loans make up approximately 28% of the loan portfolio at December 31, 2007 and are collateralized by mortgages on residential real estate. Consumer loans make up approximately 5% of the loan portfolio at December 31, 2007 and are primarily collateralized by consumer assets.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     31

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note A - Nature of Operations and Significant Accounting Policies (continued)

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Financial Instruments with Off-Balance-Sheet Risk: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit issued to meet customer needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Commitments may include interest rates determined prior to funding the loan (rate lock commitments). Rate lock commitments on loans intended to be sold are considered to be derivatives. Such commitments were not material at December 31, 2007 and 2006.

Adoption of New Accounting Standards: In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which was issued to require that all tax positions be evaluated using consistent criteria and measurement and further supplemented by enhanced disclosure. FIN 48, an interpretation of FASB Statement No. 109, Accounting for Income Taxes, prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. This interpretation provides clear criteria for subsequently recognizing, derecognizing, and measuring such tax positions for financial statement purposes as well as provides guidance on accrual of interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective January 1, 2007 for the Company and the adoption of FIN 48 did not have a material impact on the financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS No. 155), which permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, SFAS No. 155 clarifies the accounting guidance for beneficial interests in securitizations. Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within the instrument. In January 2007, the FASB issued Derivatives Implementation Group Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets (DIG Issue B40). DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included within the securitized interest and prepayment is not controlled by the security holder. SFAS No. 155 and DIG Issue B40 are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 and DIG Issue B40 did not have a material impact on the Company's consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Post-retirement Plans (SFAS 158), that requires companies to recognize the funded status of its defined benefit pension and post-retirement plans as an asset or liability on the balance sheet rather than being disclosed in the notes to the financial statements. The over-funded or under-funded status (asset or liability) is measured as the difference between the fair value of the plan assets and the projected benefit obligation for pensions and the accumulated post-retirement benefit obligation for other post-retirement benefits. The requirement to recognize the funded status in the balance sheet was effective for fiscal years ending after December 15, 2006 for public entities and years ending after June 15, 2007 for non-public entities. Since the Company did not become a public entity until 2007, the Company adopted the balance sheet recognition requirement for its year ending December 31, 2007. The adoption of SFAS 158 reduced accumulated other comprehensive income by $59,000, net of $31,000 in taxes.

32     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note A - Nature of Operations and Significant Accounting Policies (continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards: In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The impact of adopting this Statement is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. The Company did not elect the fair value option for any financial assets or financial liabilities in 2007 and is in process of evaluating what, if any, impact the adoption of the Statement will have on the Company's consolidated financial statements.

In December 2007, the FASB issued Statement No. 141 (Revised 2007), Business Combinations (SFAS 141R) which establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interests of the acquiree. SFAS 141R also recognizes and measures any goodwill acquired, as well as gain resulting from a bargain purchase option. SFAS 141R applies to all transactions or other events in which an entity obtains control of one or more entities and also requires that costs incurred in connection with a business acquisition be expensed as incurred. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and early adoption is not permitted.

The FASB Emerging Issues Task Force finalized Issues No. 06-4 and 06-10, dealing with the accounting for deferred compensation and post-retirement benefit aspects of endorsement and collateral assignment split-dollar life insurance arrangements. These Issues require that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. The Issues are effective for fiscal years beginning after December 15, 2007. Management does not believe the adoption of the Issues will have a material impact on the Company's consolidated financial statements.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings ("SAB 109"). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material to the consolidated financial statements.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements as of December 31, 2007.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     33

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note A - Nature of Operations and Significant Accounting Policies (continued)

Reclassifications: Certain items in the 2006 and 2005 consolidated financial statements have been reclassified to conform with the current year presentation.

Note B - Basic and Diluted Earnings Per Common Share

A reconciliation of the numerators and denominators of basic and diluted earnings per common share for the years ended December 31, 2007, 2006 and 2005 is presented below:
	2007	2006	2005
Basic Earnings Per Common Share

Net income (in thousands)	$4,133	$4,009	$3,802

Weighted average common shares outstanding	1,813,003	1,771,211	1,787,346

Less: Unallocated ESOP shares	(5,090)	(6,679)	(2,810)

Weighted average common shares outstanding for basic
earnings per common share	1,807,913	1,764,532	1,784,536

Basic earnings per common share	$2.29	$2.27	$2.13

Diluted Earnings Per Common Share

Net income (in thousands)	$4,133	$4,009	$3,802

Weighted average common shares outstanding for basic
earnings per common share	1,807,913	1,764,532	1,784,536

Add: Dilutive effects of assumed exercises of stock options	5,393	6,303	7,185

Average shares and dilutive potential
of common shares outstanding	1,813,306	1,770,835	1,791,721

Diluted earnings per common share	$2.28	$2.26	$2.12

Stock options for 131,145; 28,560 and 28,770 shares of common stock were not considered in computing diluted earnings per share for 2007, 2006 and 2005, respectively, because they were anti-dilutive.

Note C - Purchase of FNB Financial

On December 1, 2007, the Company completed a merger with FNB Financial Corporation, parent company of First National Bank of Three Rivers. Upon completion of the merger, the name of First National Bank of Three Rivers was changed to FNB Financial (FNB). The merger was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon the estimated fair values as of the date of merger. For federal income tax purposes, the tax basis of the assets and liabilities of FNB at November 30, 2007 carryover. The purchase provided the Company the strategic opportunity to expand into adjacent markets since the opportunity to grow organically within the Company's existing market was limited by competition and economic conditions.

34     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note C - Purchase of FNB Financial (Continued)

The aggregate purchase price was $26,475,000, representing $13,764,000 of cash and acquisition costs and issuance of 535,936 shares of the Company's common stock valued at $12,711,000, net of $125,000 of offering costs. The cash portion of the acquisition was financed with a $5,000,000 special dividend from SMB&T, the proceeds from a $7,000,000 five-year term loan with a correspondent bank and $1,000,000 from a line of credit with the same correspondent bank, as described in note I.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the merger with FNB (in thousands):
Fair Value
Cash and cash equivalents	$4,199
Federal funds sold	5,515
Securities	40,218
Loans, net of $1,458 allowance	76,828
Premises & equipment	2,944
Cash surrender value of bank owned life insurance	2,294
Core deposit intangible asset	3,122
Goodwill	12,802
Other assets	2,484
Total assets acquired	150,406

Deposits	118,598
Advances from Federal Home Loan Bank	2,982
Other liabilities	2,351
Total liabilities assumed	123,931

Net assets acquired	$26,475

The purchase accounting fair value adjustments are being amortized under various methods and over the estimated lives of the corresponding assets and liabilities. Goodwill recorded from the merger amounted to $12,802,000 bringing total goodwill for the Company to $13,422,000 at December 31, 2007. Goodwill is not being amortized but is subject to an annual impairment test. A core deposit intangible asset of $3,122,000 was recorded as part of the deposits assumed and is being amortized using an accelerated basis over a period of 10 years. Amortization of the core deposit intangible asset for the period ended December 31, 2007 was $31,000, resulting in an unamortized balance of $3,091,000 at December 31, 2007. The estimated amortization expense for each of the next five years ending December 31 is as follows: 2008, $374,000; 2009, $362,000; 2010, $350,000; 2011, $339,000; and 2012 $325,000.

The following summarizes pro forma information for the years ended December 31, 2007, 2006 and 2005, assuming the merger occurred at the beginning of each year (in thousands, except share data):

	2007	2006	2005

Net interest income after provision for loan losses	$18,253	$17,552	$16,969
Net income	4,155	3,987	3,620
Basic earnings per common share	1.77	1.73	1.56
Diluted earnings per common share	1.77	1.73	1.56

The pro forma information includes purchase accounting adjustments relating to interest income on loans acquired, amortization of intangible asset arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired and debt borrowings and related tax effects. The pro forma results do not necessarily represent results which would have occurred if the merger had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     35

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note D - Securities

Year end investment securities were as follows (in thousands):
Available for sale, 2007	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

U.S. Treasury and Government agencies	$26,430	$92	$(18)
States and political subdivisions	33,352	152	(32)
Mortgage-backed securities	17,733	86	(9)
Total	$77,515	$330	$(59)

Available for sale, 2006	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

U.S. Treasury and Government agencies	$13,997	$10	$(70)
States and political subdivisions	17,741	52	(57)
Corporate securities	3,000	-	-
Mortgage-backed securities	864	1	-
Total	$35,602	$63	$(127)

Included above for 2007 and 2006 are $6,468,000 and $4,200,000, respectively, of floating rate securities that are putable on a weekly basis.

Securities with unrealized losses at year end 2007 and 2006 that have not been recognized in income are as follows (in thousands):
2007	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury and Government
agencies	$7,279	$(10)	$2,485	$(8)	$9,764	$(18)
States and political subdivisions	2,335	(21)	1,171	(11)	3,506	(32)
Mortgage-backed securities	2,731	(9)	-	-	2,731	(9)
Total temporarily impaired	$12,345	$(40)	$3,656	$(19)	$16,001	$(59)

2006	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury and Government
agencies	$6,160	$(9)	$5,417	$(61)	$11,577	$(70)
States and political subdivisions	1,696	(9)	6,452	(48)	8,148	(57)
Total temporarily impaired	$7,856	$(18)	$11,869	$(109)	$19,725	$(127)

Unrealized losses have not been recognized into income as the issuers are of high credit quality, management has the intent and ability to hold for the time necessary to recover the unrealized loss, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the bonds approach their maturity date.

36     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note D - Securities (continued)

Sales of available for sale securities were (in thousands):
	2007	2006	2005

Proceeds	$-	$-	$105
Gross gains	-	-	4

Gains on calls of securities were $13,000 and $1,000 for 2007 and 2006, respectively. There were no such gains or losses for 2005. Contractual maturities of debt securities at year-end 2007 were as follows (in thousands):

Fair Value
Due in one year or less	$11,288
Due from one to five years	31,289
Due from five to ten years	13,786
Due after ten years	3,419
Mortgage-backed securities	17,733
$77,515

Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities with a carrying value of $26,263,000 and $7,234,000 were pledged as collateral for public deposits and for other purposes at year-end 2007 and 2006.

At year-end 2007 and 2006, the market value of securities issued by the state of Michigan and all its political subdivisions totaled $20,900,000 and $11,383,000, respectively. No other securities of any state (including all its political subdivisions) were greater than 10% of shareholders' equity.

Investments in the Federal Home Loan Bank totaled $2,057,000 and $1,173,000 at December 31, 2007 and 2006, respectively, and are included in other assets since such investments are considered restricted.

Note E - Loans

Loans at year-end were as follows (in thousands):
	2007	2006

Commercial	$84,937	$63,709
Real estate - commercial	129,065	97,144
Real estate - construction	11,686	10,025
Consumer	15,730	15,745
Real estate mortgage	94,560	66,202
	335,978	252,825
Less allowance for loan losses	(5,156)	(3,302)
Loans, net	$330,822	$249,523

At December 31, 2007 and 2006, certain directors and executive officers of the Company, including their associates and companies in which they are principal owners, were indebted to the banks.

The following is a summary of loans (in thousands) exceeding $60,000 in the aggregate to these individuals and their associates. Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period.
	2007	2006

Balance at January 1	$11,922	$7,555
New loans, including renewals	5,459	10,454
Repayments	(6,659)	(7,928)
Other changes, net	108	1,841
Balance at December 31	$10,830	$11,922

The unpaid principal balance of mortgage loans serviced for others, which are not included on the consolidated balance sheet, was $121,365,000 and $56,399,000 at December 31, 2007 and 2006, respectively.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     37

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note E - Loans (continued)

Activity for capitalized mortgage servicing rights was as follows (in thousands):
	2007	2006	2005

Balance at January 1	$399	$274	$102
Additions	157	210	235
Acquisition of servicing rights from FNB	308	-	-
Amortized to expense	(115)	(85)	(63)
Balance at December 31	$749	$399	$274

No valuation allowance for capitalized mortgage servicing rights was necessary at December 31, 2007, 2006 or 2005 since the fair value of such rights approximated or exceeded the carrying value.

Note F - Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31 were as follows (in thousands):
	2007	2006	2005

Balance at January 1	$3,302	$3,167	$3,459
Provision for loan losses	745	500	750
Addition resulting from FNB acquisition	1,458	-	-
Loans charged off	(525)	(485)	(1,171)
Recoveries	176	120	129
Net charge-offs	(349)	(365)	(1,042)

Balance at December 31	$5,156	$3,302	$3,167

Information regarding impaired loans at December 31 follows (in thousands):
	2007	2006

Year end loans with allowance for loan losses allocated	$6,099	$5,758
Year end loans with no allowance for loan losses allocated	3,045	1,523

Total impaired loans	$9,144	$7,281

Amount of allowance allocated to these loans	$1,013	$906

	2007	2006	2005

Average balance of impaired loans during the year	$9,362	$7,826	$8,042

Cash basis interest income recognized during the year	$364	$425	$309

Interest income recognized during the year	$366	$418	$317

Nonperforming loans at December 31 were as follows (in thousands):
	2007	2006

Loans past due over 90 days still on accrual	$429	$6
Nonaccrual loans	4,405	3,518

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

38     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note G - Premises and Equipment, Net

Premises and equipment, net at December 31 consist of (in thousands):
	2007	2006

Land	$2,150	$1,322
Buildings and improvements	14,285	10,903
Furniture and equipment	6,935	5,677
	23,370	17,902
Less accumulated depreciation	(10,035)	(9,237)
Totals	$13,335	$8,665

Depreciation and amortization expense charged to operations was approximately $835,000, $696,000 and $643,000 in 2007, 2006 and 2005, respectively.

Lease commitments under noncancelable operating equipment leases at December 31, 2007 were as follows (in thousands):
2008	$68
2009	46
2010	19
2011	2

Total	$135

Note H - Deposits

The carrying amount of domestic deposits at year end follows (in thousands):
	2007	2006

Non-interest bearing checking	$57,027	$42,281
Interest bearing checking	86,971	50,177
Savings	56,877	28,693
Money market accounts	63,665	60,835
Time deposits	134,629	100,523
Totals	$399,169	$282,509

The carrying amount of time deposits over $100,000 was $42,514,000 and $42,153,000 at December 31, 2007 and 2006, respectively. Interest expense on time deposits over $100,000 was $1,835,000, $1,691,000 and $1,125,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

At year end 2007, scheduled maturities of time deposits were as follows for the years ending December 31 (in thousands):
2007	$86,368
2008	26,555
2009	11,034
2010	4,143
2011	4,398
Thereafter	2,131
Totals	$134,629

Related party deposits were $11,552,000 and $17,197,000 at December 31, 2007 and 2006, respectively.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     39

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note I - Other Borrowings

Other borrowings at December 31, 2007 include $5,536,000 in advances from the Federal Home Loan Bank (FHLB) of Indianapolis. The advances have maturities from December 2009 through December 2013 with fixed interest rates ranging from 3.29% to 4.57%, averaging 3.98%. Principal is due at maturity for $4,983,000 of the advances. The remaining $553,000 FHLB advance is at a fixed rate of 4.57% with principal payments beginning in December 2003 and continuing through December 2013.

All of the advances are secured by blanket collateral agreements with the FHLB which gives the FHLB an unperfected security interest in certain one-to-four family mortgage, home equity, commercial real estate and SBA loans. Eligible FHLB loan collateral at December 31, 2007 and 2006 was approximately $66,069,000 and $40,049,000, respectively.

At December 31, 2006, FHLB fixed rate advances with principal due at maturity of $5,000,000 were outstanding. They had a weighted average interest rate of 3.81%. In addition, $651,000 in fixed rate FHLB advances at a fixed rate of 4.57% with principal payments beginning in December of 2003 and continuing through December of 2013 were outstanding.

On November 20, 2007, the Company entered into a Business Loan agreement with LaSalle Bank N.A., consisting of two credit facilities. The first consisted of a $3,000,000 secured revolving line of credit, maturing in three years with a LIBOR plus 150 basis point interest rate (6.62375% at December 31, 2007). Repayment terms are interest only on a quarterly basis with the principal due at maturity. The second was a $7,000,000 secured term loan, with a maturity of five years subject to a twelve year amortization with an interest rate of LIBOR plus 145 basis points (6.57375% at December 31, 2007). Repayment terms are interest and principal on a quarterly basis (based on a 12 year amortization), with the remaining principal amount due at maturity. Both credit facilities are secured by a pledge of 100% of the stock of the Company's wholly-owned subsidiary, SMB&T. At December 31, 2007, $1,000,000 was outstanding on the line of credit and $7,000,000 on the term note.

Other borrowings also include a loan to the Company with a balance at December 31, 2007 and 2006 of $133,000 and $176,000, respectively. The loan matures on September 15, 2010 and is unsecured.

Also included in other borrowings at December 31, 2007 are $1,084,000 ($1,146,000 in 2006) of amounts due for overdrawn correspondent bank balances. This amount was repaid on January 2, 2008.

At year-end 2007, scheduled principal reductions on other borrowings were as follows for the years ending December 31 (in thousands):
	FHLB	LaSalle Bank	Other	Total

2008	$102	$397	$1,130	$1,629
2009	3,090	424	48	3,562
2010	112	3,453	39	3,604
2011	1,117	483	-	1,600
2012	115	3,243	-	3,358
Thereafter	1,000	-	-	1,000
Total FHLB advances	$5,536	$8,000	$1,217	$14,753

40     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note J - Securities Sold Under Agreements to Repurchase and Overnight Borrowings

Securities sold under agreements to repurchase (repurchase agreements) are direct obligations and are secured by securities held in safekeeping at a correspondent bank. Repurchase agreements are offered primarily to certain large deposit customers as deposit equivalent investments. Information relating to securities sold under agreements to repurchase is as follows (in thousands):
	2007	2006
At December 31:
Outstanding balance	$8,976	$184
Average interest rate	4.06%	2.38%

Daily average for the year:
Outstanding balance	$2,818	$342
Average interest rate	3.44%	1.84%

Maximum outstanding at any month end	$9,958	$612

At December 31, 2007, the subsidiary banks had lines of credit arrangements available to purchase federal funds totaling $32,000,000, subject to quarterly and annual reviews. The balance on these lines at December 31, 2007 and 2006 was $800,000 and $0, respectively.

Note K - Subordinated Debentures And Trust Preferred Securities

In March 2004, Southern Michigan Bancorp Capital Trust I, a trust formed by the Company, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. The Company issued $5,155,000 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after April 7, 2009 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on April 6, 2034. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

The $5,000,000 in trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The trust preferred securities and subordinated debentures have a variable rate of interest equal to the sum of the three month London Interbank Offered Rate (LIBOR) and 2.75%. The rate at December 31, 2007 was 7.99%. The Company's investment in the common stock of the trust was $155,000 and is included in other assets.

Note L - Income Taxes

Income tax expense consists of (in thousands):
	2007	2006	2005

Current	$1,460	$1,453	$1,320
Deferred	(24)	38	(10)
Totals	$1,436	$1,491	$1,310

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     41

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note L - Income Taxes (continued)

Income tax expense calculated at the statutory federal income tax rate of 34% differs from actual income tax expense as follows (in thousands):
	2007	2006	2005

Income tax at statutory rate	$1,893	$1,870	$1,738
Tax-exempt interest income, net	(234)	(180)	(170)
Increase in net cash surrender value of life insurance policies	(97)	(135)	(100)
Low income housing partnership tax credit	(127)	(127)	(127)
Other items, net	1	63	(31)
Totals	$1,436	$1,491	$1,310

Year-end deferred tax assets and liabilities consist of the following (in thousands):
	2007	2006
Deferred tax assets:
Allowance for loan losses	$1,305	$800
Deferred compensation and supplemental retirement liability	739	701
Net operating loss carryforward	434	-
Intangible asset amortization	50	62
Pension liability	19	115
Pension liability - SFAS 158	31	-
Write off of investment	60	68
Write down of other real estate	-	22
Nonaccrual loan interest	226	170
Net unrealized loss on available for sale securities	-	21
Other	116	63
	2,980	2,022
Valuation allowance	(54)	(54)
Total deferred tax assets, net of valuation allowance	2,926	1,968

Deferred tax liabilities:
Mortgage servicing rights	(255)	(136)
Goodwill	(128)	(106)
Purchase accounting adjustments	(951)	-
Net unrealized gain on available for sale securities	(90)	-
Other	(237)	(81)
Total deferred tax liabilities	(1,661)	(323)
Net deferred tax assets, included in other assets	$1,265	$1,645

At the date of acquisition, FNB had a net operating loss carryforward (NOL) of approximately $1,277,000 for federal income tax purposes. The NOL resulted from FNB's 2007 operating results through November 30, 2007 and is available to reduce FNB's future taxable income through 2027.

A valuation allowance against deferred tax assets of $54,000 was considered necessary at December 31, 2007 and 2006 as the likelihood of receiving a tax benefit on a portion of the capital loss on the write off of an investment is considered doubtful. Remaining deferred tax assets are deemed more likely than not to be realized.

The Company and its subsidiaries file income tax returns in the U.S. federal and certain state jurisdictions. Such returns are no longer subject to tax examinations by tax authorities for years before 2004.

42     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note M - Benefit Plans

Defined Benefit Pension Plan: The Company adopted SFAS 158 effective December 31, 2007. The impact of the adoption of SFAS 158 on the 2007 consolidated balance sheet was to increase pension liability by $90,000 with a corresponding increase of $31,000 to deferred tax assets and a charge to accumulated other comprehensive income of $59,000.

Effective December 31, 2006 the Southern Michigan Bank & Trust Pension Plan was frozen on a partial basis. Current plan-eligible employees who meet specific age and years of service requirements have been grand-fathered in and will continue to accrue benefits under the plan. All other employees will continue to vest in their December 31, 2006 benefit balances, however, no further benefits will accrue. This curtailment resulted in a $687,000 reduction in the projected benefit obligation during 2006. The curtailment gain was entirely used to offset the unrecognized net actuarial loss; and therefore, there was no impact of this gain on net income. The Company uses a December 31 measurement date for the plan.

Information about the pension plan was as follows (in thousands):
	2007	2006
Change in benefit obligation:
Beginning benefit obligation	$(2,136)	$(2,354)
Service cost	(37)	(275)
Interest cost	(130)	(155)
Curtailment gain	-	687
Actuarial loss from change in actuarial assumptions	(39)	(233)
Benefits paid	142	194
Ending benefit obligation	(2,200)	(2,136)

Change in plan assets, at fair value:
Beginning plan assets	1,763	1,325
Actual return	108	147
Employer contribution	432	485
Benefits paid	(142)	(194)
Ending plan assets	2,161	1,763

Net amount recognized:
Funded status	(39)	(373)
Unrecognized net actuarial loss	-	34
Accrued benefit cost	$(39)	$(339)

The accumulated benefit obligation for the defined benefit pension plan was $2,075,000 and $1,935,000 at December 31, 2007 and 2006, respectively.

The components of pension expense and related actuarial assumptions were as follows (in thousands):
	2007	2006	2005
Components of net periodic benefit cost:
Service cost	$37	$275	$211
Interest cost	130	155	176
Expected return on plan assets	(129)	(98)	(134)
Recognized net actuarial loss	-	35	22
Settlement charge	-	-	194
Net periodic benefit cost	$38	$367	$469

At December 31, 2007, a net actuarial loss of $94,000 has not yet been recognized as a component of net periodic benefit cost. The estimated net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost for 2008 has not yet been determined.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     43

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note M - Benefit Plans (continued)

Weighted average assumptions for determining projected benefit obligation and net periodic benefit cost:
	2007	2006	2005
Discount rate on benefit obligation	6.0%	6.0%	6.5%
Long-term expected rate of return on plan assets	7.0%	7.0%	7.0%
Rate of compensation increase	4.0%	4.0%	4.0%

	Target Allocation 2008	Percentage of Plan Assets at Year-end		Weighted Average Expected Long-Term Rate of Return - 2007
Asset Category		2007	2006

Equity securities	0%	0%	56%	0%
Debt securities	22%	22%	31%	6.0%
Cash	78%	78%	13%	3.8%
	100%	100%	100%	4.3%

The expected return on plan assets has been based upon actual historical long-term returns of the overall stock and bond markets and actual portfolio returns.

The pension plan assets are managed by the Trust Department. A written investment policy which meets the standards of the prudent investor rule is followed. In addition, the Northern Trust Company and Main Street Advisors, both of Chicago, have provided investment advisory services, guidance and expertise.

The investment policy is established to provide direction for the purchase of equity and debt securities of good quality, determined by careful analysis and investigation. Factors to be considered include relative price, yield, earnings, dividends, assets, ratings and ability to repay debts.

The equity philosophy has been driven by the long term objective of growth. Diversification is achieved by diversifying by industry in order to reduce the portfolio's sensitivity to any one sector of the economy.

Debt securities (bonds), as a general rule, must have an "A" rating or better to meet the criteria as an investment of the plan. Bond maturities are laddered over several years in order to provide predictable income flow and reduce interest rate risk.

Only trust quality investments will be allowed in the plan. Those include blue chip stocks, bonds with an A rating or better, mutual funds that meet established investment criteria and money market funds. Investments not allowed in the plan include derivatives, puts, calls, options and futures. No single issue may have a concentration greater than 10% of the total fair value.

Investments or debt obligations of Southern Michigan Bancorp, Inc. are not allowed as holdings within the plan.

The plan's investment objective at December 31, 2007 is primarily fixed income investments with a target of 90% bonds and 10% cash. The allocation percentages may be reduced or increased depending upon market conditions and interest rates. Due to the partial freeze of the plan, the investment allocations have been reevaluated with shorter term objectives.

44     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note M - Benefit Plans (continued)

The investments in the plan are managed for the benefit of the participants. They are structured to meet the cash flow necessary to pay retiring employees. ERISA guidelines for diversification of the investments are followed.

During 2005, the Company distributed a lump sum distribution to a highly compensated employee which triggered a plan settlement in the amount of $194,000 in addition to the Company's expense of $275,000, bringing the total expense to $469,000 for the year.

The Company expects to contribute $100,000 to its pension plan in 2008.

At year-end 2007, estimated future benefit payments from the plan were as follows for the years ending December 31 (in thousands):
2008	$24
2009	26
2010	26
2011	31
2012	37
2013 - 2017	463

Employee Stock Ownership Plan: The Company has an employee stock ownership plan (ESOP) for substantially all full-time employees. The Board of Directors determines the Company's contribution level annually. Effective January 1, 2007, the Company increased its discretionary and matching contribution levels. Assets of the plan are held in trust by SMB&T and administrative costs of the plan are borne by the plan participants. Expense charged to operations for contributions to the plan totaled $426,000, $122,000 and $117,000 in 2007, 2006 and 2005, respectively. Company matching is provided in Company stock.

Shares held by the ESOP at year-end are as follows:
	2007	2006

Allocated shares	92,203	89,122
Unallocated shares	3,990	5,579

Total ESOP shares	96,193	94,701

The fair value of the allocated shares held by the ESOP is approximately $2,029,000 and $2,148,000 at December 31, 2007 and 2006, respectively. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at their fair value in accordance with terms and conditions of the plan. As such these shares are not classified in shareholders' equity as permanent equity. In 2005, the ESOP obtained a loan for $204,000 to purchase 7,568 shares. The balance of the loan at December 31, 2007 and 2006 was $103,000 and $143,000, respectively.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     45

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note M - Benefit Plans (continued)

Deferred Compensation Plan: As an incentive to retain key members of management and directors, the Bank has a deferred compensation plan whereby participants defer a portion of current compensation. Benefits are based on salary and length of service and are vested as service is provided from the date of participation through age 65. A liability is recorded on a present value basis and discounted at current interest rates. This liability may change depending upon changes in long-term interest rates. Current rates paid on deferred compensation balances range from 5.81% - 12.98%. Deferred compensation expense was $225,000, $225,000 and $227,000 in 2007, 2006 and 2005, respectively. The liability for vested benefits was $1,787,000 and $1,780,000 at December 31, 2007 and 2006, respectively, and is included in accrued expenses and other liabilities.

Supplemental Retirement Plan: The Bank also maintains a supplemental retirement plan to provide annual payments to particular executives subsequent to their retirement. The plan covers two individuals, both of whom are retired. Liabilities associated with this plan totaled $212,000 and $235,000 at December 31, 2007 and 2006. Expense associated with this plan totaled $11,000, $13,000 and $20,000 in 2007, 2006 and 2005, respectively.

Note N - Stock Options

The Company has stock based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $95,000 in 2007 (none in 2006 and 2005).

On June 6, 2005 shareholders of the Company approved the Stock Incentive Plan of 2005 to advance the interest of the Company and its shareholders by affording to directors, officers and other employees of the Company an opportunity for increased stock ownership. The plan permits the grant and award of stock options, stock appreciation rights, restricted stock and stock awards. A maximum of 157,500 shares of common stock are available under the plan. The plan will be terminated June 5, 2015 or earlier if determined by the Board of Directors. At December 31, 2007, 20,502 shares are available under the plan.

On April 17, 2000, the Company approved a Stock Option Plan to advance the interests of the Company and its shareholders by affording to directors, officers and other employees of the Company an opportunity to acquire or increase their proprietary interest in the Company using stock options. Option shares authorized under the plan total 115,500. Options are to be granted with an exercise period of 10 years or less, an exercise price of not less than the fair market value of the stock on the date the options are granted and a vesting period as determined by the Board of Directors. The plan will terminate on the earliest of: (i) March 20, 2010; (ii) when all shares have been issued through exercise of options granted under this Plan; or (iii) at any earlier time that the Board of Directors may determine. At December 31, 2007, 44,841 shares are available under the plan.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted average assumptions noted in the following table. The expected volatility and life assumptions are based on historical experience. The interest rate is based on the U.S. Treasury yield curve and the dividend yield assumption is based on the Company's history and expected dividend payouts.
	2007	2006	2005

Risk-free interest rate	4.75%	NA	3.00%
Expected option life	8 years	NA	8 years
Expected stock price volatility	14.05%	NA	13.49%
Dividend yield	3.59%	NA	2.72%

Weighted-average fair value of options granted during year	$3.58	NA	$3.13

46     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note N - Stock Options (continued)

A summary of the activity in the plans (as restated for the 5% stock dividends in February 2006) is as follows for the years ended December 31, 2007, 2006 and 2005:

	2007		2006		2005
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price

Outstanding at beginning of year	95,663	$22.17	102,084	$22.00	43,555	$18.46
Granted	103,110	24.09	-	-	61,691	24.32
Exercised	-	-	(5,581)	17.92	(1,902)	15.17
Forfeited	(1,665)	23.90	(840)	24.23	(1,260)	22.05
Outstanding at end of year	197,108	23.16	95,663	22.17	102,084	22.00

Options exercisable at year-end	94,298	22.15	95,663	22.17	102,084	22.00

At December 31, 2007 the weighted average remaining contractual life for all options outstanding was 6.8 years.

At December 31, 2007, the aggregate intrinsic value of options outstanding and exercisable totaled $119,000. This value represents the difference between the Company's closing stock price on the last day of trading for the year and the exercise price multiplied by the number of in-the-money options assuming all option holders had exercised their stock options on December 31, 2007. The aggregate intrinsic value of stock options exercised during 2007, 2006 and 2005 was $0, $34,000 and $14,000, respectively. Exercise of the options resulted in cash payments of $0, $100,000 and $29,000 for 2007, 2006 and 2005, respectively.

As of December 31, 2007, there was $286,000 of total unrecognized compensation cost related to nonvested stock options granted under the plans. The cost is expected to be recognized over a weighted average period of 3.4 years.

Restricted Stock - Restricted shares may be issued under the plans described above. Compensation expense is recognized over the vesting period of the shares based on the market value of the shares on the issue date. During 2007, the Company issued 2,740 shares of restricted stock at a fair value of $24.58 and recorded $12,000 of compensation cost. All shares are unvested as of December 31, 2007. As of December 31, 2007, there is $55,000 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of 4.3 years.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     47

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note O - Commitments

There are various commitments which arise in the normal course of business, such as commitments under commercial letters of credit, standby letters of credit and commitments to extend credit. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral generally consists of receivables, inventory and equipment and is obtained based on management's credit assessment of the customer.

At December 31, 2007 and 2006, the Company had $21,000 and $0, respectively, of commitments under commercial letters of credit, used to facilitate customers' trade transactions.

Under standby letter of credit agreements, the Company agrees to honor certain commitments in the event that its customers are unable to do so. At December 31, 2007 and 2006, commitments under outstanding standby letters of credit were $1,340,000 and $2,240,000, respectively.

Loan commitments outstanding to extend credit are detailed below (in thousands):
	2007	2006
Fixed rate	$7,670	$5,782
Variable rate	56,371	51,359
Totals	$64,041	$57,141

The fixed rate commitments have stated interest rates ranging from 4.75% to 14.00%. The terms of the above commitments range from 1 to 62 months.

Management does not anticipate any losses as a result of the above related transactions; however, the above amount represents the maximum exposure to credit loss for loan commitments and commercial and standby letters of credit.

Certain executives of the Bank have employment contracts which have change of control clauses. The employment contracts provide for the payment of three years worth of the officers' salaries upon a change of control.

Note P - Accumulated Other Comprehensive Income (loss)

Accumulated other comprehensive income (loss) amounted to $122,000 at December 31, 2007 and ($42,000) at December 31, 2006 and is summarized as follows (in thousands):
	2007	2006
Unrealized gain (loss) on available-for-sale securities, net of
income taxes of $90 in 2007 and $21 in 2006	$181	$(42)
Pension liability, net of income taxes of $31	(59)	-
Total	$122	$(42)

The changes in the components of accumulated comprehensive income (loss), excluding the impact in 2007 of initially applying SFAS 158 pension accounting, and related tax effects for the years ended December 31, 2007, 2006 and 2005 are as follows (in thousands):
	2007	2006	2005

Unrealized gain (loss) on available for sale securities	$347	$124	$(352)
Reclassification adjustments for net realized gains
included in net income	(13)	(1)	(4)

Net unrealized gain (loss) arising during the year	334	123	(356)

Tax effect	(111)	(41)	121
Other comprehensive income (loss) for the year	$223	$82	$(235)

48     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note Q - Restrictions On Transfers From Subsidiaries

Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the banks can pay to the Company. At December 31, 2007, using the most restrictive of these conditions for each bank, the aggregate cash dividends that the banks can pay the Company without prior approval was approximately $4,993,000.

Note R - Southern Michigan Bancorp, Inc. (Parent Company Only) Financial Information

Condensed financial statements of Southern Michigan Bancorp, Inc. follow (in thousands):
Balance Sheets	December 31,
	2007	2006
Assets
Cash and cash equivalents	$377	$304
Investment in subsidiary banks	57,834	34,357
Investment in non banking subsidiary	193	195
Premises and equipment, net	972	1,007
Other	770	629
Total Assets	$60,146	$36,492

Liabilities and Shareholders' Equity
Dividends payable	$462	$354
Other liabilities	148	177
Other borrowings	8,133	176
Subordinated debentures	5,155	5,155
Common stock subject to repurchase obligation in ESOP	2,029	2,148
Shareholders' equity	44,219	28,482
Total Liabilities and Shareholders' Equity	$60,146	$36,492

Statements of Income	Year ended December 31,
	2007	2006	2005

Dividends from subsidiary banks	$7,459	$1,791	$1,515
Interest income	18	11	12
Interest expense	(458)	(412)	(312)
Other income	209	246	260
Other expenses	(175)	(72)	(175)
	7,053	1,564	1,300
Federal income tax benefit	(139)	(78)	(73)
	7,192	1,642	1,373
Equity in net income, less dividends received, of:
Subsidiary banks	(3,057)	2,368	2,431
Non-banking subsidiary	(2)	(1)	(2)
Net Income	$4,133	$4,009	$3,802

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     49

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note R - Southern Michigan Bancorp, Inc. (Parent Company Only) Financial Information (continued)
Statements of Cash Flows	Year ended December 31,
	2007	2006	2005
Operating Activities
Net income	$4,133	$4,009	$3,802
Adjustments to reconcile net income to net cash
from operating activities:
Equity in net income, less dividends received, of:
Subsidiary banks	3,057	(2,368)	(2,431)
Non-banking subsidiary	2	1	2
Stock option and restricted stock grant compensation expense	95	-	-
Depreciation	35	31	31
Net change of obligation under ESOP	40	41	(144)
Other	43	(138)	(244)
Net cash from operating activities	7,405	1,576	1,016

Investing Activities
Subsidiary bank acquisition	(13,764)	-	-
Proceeds from maturities and calls of available for sale securities	-	-	495
Net cash from investing activities	(13,764)	-	495

Financing Activities
Proceeds from other borrowings	8,000	-	236
Repayments of other borrowings	(43)	(40)	(60)
Cash dividends paid	(1,525)	(1,331)	(901)
Cash paid in lieu of fractional shares for 5% stock dividend	-	(2)	-
Stock options exercised	-	100	29
Repurchase of common stock	-	(240)	(4,090)
Net cash from financing activities	6,432	(1,513)	(4,786)

Net change in cash and cash equivalents	73	63	(3,275)
Beginning cash and cash equivalents	304	241	3,516

Ending cash and cash equivalents	$377	$304	$241

Note S - Supplemental Cash Flow Disclosures

The following supplemental cash flow disclosures are provided for the years ended December 31, 2007, 2006 and 2005 (in thousands):
	2007	2006	2005
Cash paid during the year for:
Interest	$8,595	$6,906	$5,313
Income taxes	1,305	1,465	1,445

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain (loss) on available for sale securities	(111)	(41)	121

Non-cash investing activities:
Change in unrealized gain (loss) on available for sale securities	334	123	(356)
Transfers from loans to foreclosed assets	1,863	498	1,003

Non-cash financing activities:
Issuance of common stock, net of issuance cost	12,711	-	-

50     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note T - Fair Value Information

The following methods and assumptions were used by the Company in estimating fair values for financial instruments:

Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value.

Securities available for sale: Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair value of restricted equity securities approximates amortized cost.

Loans and loans held for sale, net: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns.

Accrued interest receivable: The carrying amount reported in the balance sheet approximates fair value.

Off-balance-sheet financial instruments: The estimated fair value of off-balance-sheet financial instruments is based on current fees or costs that would be charged to enter or terminate the arrangements. The estimated fair value is not considered to be significant for this presentation.

Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on time deposits.

Securities sold under agreements to repurchase, federal funds sold and purchased: The carrying amount reported in the balance sheet approximates fair value.

Other borrowings: The fair value of other borrowings is estimated using discounted cash flows analysis based on the current incremental borrowing rate for similar types of borrowing arrangements.

Subordinated debentures: The carrying amount reported in the balance sheet approximates fair value of the variable-rate subordinated debentures.

Accrued interest payable: The carrying amount reported in the balance sheet approximates fair value.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company had disposed of such items at December 31, 2007 and 2006, the estimated fair values would have been achieved. Market values may differ depending on various circumstances not taken into consideration in this methodology. The estimated fair values at December 31, 2007 and 2006 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities that are not defined as financial instruments are not included in the following disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements may have value but are not included in the following disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     51

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note T - Fair Value Information (Continued)

The estimated fair values of the Company's financial instruments at year end are as follows (in thousands):
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$14,470	$14,470	$9,369	$9,369
Federal funds sold	6,449	6,449	10,429	10,429
Securities available for sale	77,515	77,515	35,602	35,602
Loans held for sale	624	624	-	-
Loans, net of allowance for loan losses	330,822	334,523	249,523	248,544
Accrued interest receivable	3,387	3,387	2,506	2,506

Financial liabilities:
Deposits	$(399,169)	$(399,817)	$(282,509)	$(282,115)
Securities sold under agreements to repurchase and overnight borrowings	(9,776)	(9,776)	(184)	(184)
Other borrowings	(14,753)	(14,840)	(6,973)	(6,811)
Subordinated debentures	(5,155)	(5,155)	(5,155)	(5,155)
Accrued interest payable	(611)	(611)	(225)	(225)

The preceding table does not include net cash surrender value of life insurance and dividends payable which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

Southern has also unrecognized financial instruments which relate to commitments to extend credit and standby letters of credit, as described in Note O. The contract amount of such instruments is considered to be the fair value.

Note U - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements. Prompt corrective action provisions are not applicable to bank holding companies.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

At year-end 2007 and 2006, the most recent regulatory notifications categorized the Company as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the classification.

52     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note U - Regulatory Matters (continued)

At year end, actual capital levels and minimum required levels were as follows (in thousands):
	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total capital (to risk weighted assets)
Consolidated	$39,724	10.9%	$29,198	8.0%	N/A	N/A
SMB&T	34,052	12.5	21,816	8.0	$27,269	10.0%
FNB	11,679	12.6	7,428	8.0	9,285	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	34,568	9.5	14,599	4.0	N/A	N/A
SMB&T	30,640	11.2	10,908	4.0	16,362	6.0
FNB	10,515	11.3	3,714	4.0	5,571	6.0
Tier 1 capital (to average assets)
Consolidated	34,568	10.3	13,362	4.0	N/A	N/A
SMB&T	30,640	9.1	13,410	4.0	16,763	5.0
FNB	10,515	8.3	5,041	4.0	6,301	5.0

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2006
Total capital (to risk weighted assets)
Consolidated	$38,313	14.1%	$21,673	8.0%	N/A	N/A
SMB&T	37,041	13.7	21,575	8.0	$26,969	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	35,011	12.9	10,836	4.0	N/A	N/A
SMB&T	33,739	12.5	10,788	4.0	16,182	6.0
Tier 1 capital (to average assets)
Consolidated	35,011	10.8	13,019	4.0	N/A	N/A
SMB&T	33,739	10.4	12,979	4.0	16,224	5.0

Note V - Quarterly Financial Data (in thousands, except per share data) (Unaudited)
	Interest Income	Net Interest Income	Net Income	Earnings Per Share
				Basic	Fully Diluted
2007
First Quarter	$5,570	$3,570	$978	$.55	$.55
Second Quarter	5,722	3,649	1,069.61		.60
Third Quarter	5,895	3,683	1,082.61		.61
Fourth Quarter	6,357	4,004	1,004.52		.52

2006
First Quarter	$5,078	$3,560	$926	$.52	$.52
Second Quarter	5,245	3,613	1,017.58		.57
Third Quarter	5,563	3,696	1,029.58		.58
Fourth Quarter	5,568	3,626	1,037.59		.59

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     53

Selected Financial Data
(in thousands, except per share data)

	Year Ended December 31
	2007	2006	2005	2004	2003
Total interest income	$23,544	$21,454	$18,808	$16,638	$17,081
Net interest income	14,906	14,495	13,437	12,264	11,865
Provision for loan losses	745	500	750	-	900
Net income	4,133	4,009	3,802	3,604	3,263
Per share data*:
Basic earnings per share	2.29	2.27	2.13	1.87	1.68
Diluted earnings per share	2.28	2.26	2.12	1.86	1.68
Cash dividends	.80	.78	.67	.63	.61
Balance sheet data:
Gross loans	335,978	252,825	242,714	241,384	233,070
Deposits	399,169	282,509	268,078	251,868	254,701
Other borrowings	14,753	6,973	12,164	21,903	27,621
Common stock subject to repurchase	2,029	2,148	1,911	2,399	1,816
Equity	44,219	28,482	26,110	27,465	26,358
Total assets	480,178	329,891	317,952	313,458	321,587
Return on average assets	1.18%	1.25%	1.19%	1.14%	1.02%
Return on average equity (1)	12.72	14.54	14.81	13.34	12.69
Dividend payout ratio (2)	36.90	34.44	31.69	34.07	36.25
Average equity to average assets (1)	9.27	8.56	8.06	8.55	8.05

*	Per share data has been adjusted for a 5% stock dividend declared and paid in February, 2006.
(1)	Average equity used in the above table excludes common stock subject to repurchase obligation but includes average unrealized appreciation or depreciation on securities available for sale.
(2)	Dividends declared divided by net income.
(3)	The 2007 information reflects the purchase of FNB Financial Corporation, effective December 1, 2007, as described in Note C to the consolidated financial statements.

Common Stock Market Prices and Dividends

The Company's common stock is regularly quoted on the OTC Bulletin Board (OTCBB) under the symbol SOMC.OB. The bid prices described below are quotations reflecting inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions. There were 454 shareholders of record at March 14, 2007.

The following table sets forth the range of high and low bid information and dividends declared for the Company's two most recent fiscal years:
	2007			2006
			Cash Dividends Declared			Cash Dividends Declared
	Bid Price			Bid Price
	High Bid	Low Bid		High Bid	Low Bid
Quarter Ended
March 31	$24.75	$24.06	$.20	$24.70	$22.00	$.18
June 30	24.20	23.00	.20	23.70	22.90	.20
September 30	24.50	22.50	.20	23.90	22.95	.20
December 31	24.45	21.00	.20	24.30	23.80	.20

There are restrictions that currently limit the Company's ability to pay cash dividends.  Information regarding dividend payment restrictions is described in Note Q to the consolidated financial statements for the year ended December 31, 2007.

54     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     55

Southern Michigan Bancorp, Inc. Board of Directors

Marcia S. Albright Cequent Electrical Products, Inc.	Dean Calhoun Coldwater Veneer, Inc.	John S. Carton Retired Business Executive	John H. Castle Chairman & CEO of SMB, Inc. and SMB&T	H. Kenneth Cole Hillsdale College	Richard E. Dyer President & CEO, FNB Financial	Robert L. Hance Midwest Energy

Officers of Southern Michigan Bancorp, Inc.

John H. Castle Chairman & Chief Executive Officer	Kurt G. Miller President	Richard E. Dyer Executive Vice President	Danice L. Chartrand Senior Vice President/ Chief Financial Officer	Loren V. Happel Senior Vice President

56     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

Gary H. Hart Infinisource, Inc.	Nolan E. (Rick) Hooker Hooker Oil/ Best American Car Washes	Gregory J. Hull Farmer	Thomas E. Kolassa HUB International, Inc.	Donald J. Labrecque Labrecque Management	Brian P. McConnell Burr Oak Tool, Inc.	Kurt G. Miller President of SMB, Inc. and SMB&T	Freeman E. Riddle Spoor-Parlin, Inc.

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     57

Southern Michigan Bank & Trust Board of Directors

Nolan E. (Rick) Hooker
	John H. Castle	Hooker Oil/	Donald J. Labrecque
	Chairman & CEO	Best American Car	Labrecque Management
Marcia S. Albright	of SMB, Inc. and SMB&T	Washes		Kurt G. Miller
Cequent Electrical			Brian P. McConnell	President of
Products, Inc.	H. Kenneth Cole	Gregory J. Hull	Burr Oak Tool, Inc.	SMB, Inc. and
	Hillsdale College	Farmer		SMB&T
Dean Calhoun
Coldwater	Gary H. Hart	Thomas E. Kolassa		Freeman E. Riddle
Veneer, Inc.	Infinisource, Inc.	HUB International, Inc.		Spoor-Parlin, Inc.

Officers of Southern Michigan Bank & Trust

EXECUTIVE	MARKETING	David Rumsey	CAMDEN BRANCH	NORTH ADAMS BRANCH
Vice President
John H. Castle	Patty Parker	Senior Investment Officer	Jody Pope	Leonce Towers
Chairman & Chief Executive	Vice President		Branch Supervisor*	Branch Supervisor*
Officer		Susan White
	COMMERCIAL LOANS	Vice President /	COLDWATER MAIN &	TEKONSHA BRANCH
Kurt G. Miller		Trust Officer	EAST CHICAGO BRANCHES
President	David Clow			Dawn Copas
	Senior Vice President /	RETAIL BANKING SERVICES	Veronica Hannah	Branch Manager
Danice L. Chartrand	Head of Commercial Lending		Assistant Vice President /
Senior Vice President /		Rick Feller	Branch Manager	UNION CITY BRANCH
Chief Financial Officer	Joan Trenary	Senior Vice President
	Vice President		HILLSDALE BRANCH	Ken Brooks
Loren V. Happel		Jodie Johnson		Vice President /
Senior Vice President	Tom Swoish	Vice President /	Jason Williams	Regional Branch Manager
	Vice President	Retail Loan Officer	Vice President /
OPERATIONS			Commercial Lender	*Non Officer Position
	Doug Kiessling	Phyllis Wingate
Kelli Talbot	Vice President	Vice President /	Ann Marie Bentley
Vice President		Head of Retail Loan Operations	Assistant Vice President /
	Nick Grabowski		Regional Branch Manager
Christine Hagaman	Vice President	DeAnne Hawley
Vice President /		Assistant Vice President /	Shari Kline
Compliance Officer	Heidi O'Dell	Retail Loan Officer	Assistant Vice President /
	Assistant Vice President		Retail Loan Officer
Paul Mahle		ATHENS BRANCH
Assistant Vice President /	Marcia McClellan		MARSHALL BRANCH
Senior Data Processing Officer	Administration Officer	Marcia Carman
		Branch Manager	Catherine Yates
INFORMATION SYSTEMS	HUMAN RESOURCES		Vice President /
		BATTLE CREEK BRANCH	Commercial Lender
Jeff Kiersey	Andrew Karr
First Vice President /	Vice President	Deborah Davis	Annette Campau
Network and Systems Manager		Vice President /	Assistant Vice President /
	TRUST DEPARTMENT	Loan Officer	Community Bank Officer
Matt Siefken
Network and Systems Officer	Mary Guthrie	Claudia Murch	Diane Krimmel
	Senior Vice President /	Assistant Vice President /	Retail Loan Officer
Erik Reed	Senior Trust Officer	Branch Manager
IT Specialist

58     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT

FNB Board of Directors

Dr. Glendora G. Greene
	Richard E. Dyer	Primary Care One	Robert L. Hance
	President & CEO,		Midwest Energy	Kurt G. Miller
John S. Carton	FNB Financial	Patrick J. Haas		President of
Retired Business		T.H. Plastics	Kelly M. Hostetler	SMB, Inc. and
Executive	Michael J. Eley		St. Joseph County	SMB&T
	Eley Funeral Homes, Inc.		United Way
John H. Castle				Alfred H. Peterson, III
Chairman & CEO				Peterson American Corp.
of SMB, Inc. and SMB&T

Officers of FNB Financial

EXECUTIVE	Joseph Silvia	THREE RIVERS WESTLAND
	Assistant Vice President /	BRANCH
Richard E. Dyer	Commercial Loan Officer
President, CEO & Chairman of		Lynette Lorenz
the Board	Richard Green	Branch Officer
Commercial Loan Officer
FINANCE		CONSTANTINE BRANCH
TRUST DEPARTMENT
Sara Herrmann		Lorraine Fifer
Assistant Vice President /	Jean Winans	Branch Officer
Chief Financial Officer	Vice President /
	Senior Trust Officer	CASSOPOLIS BRANCH
COMPLIANCE
	Melissa Natzke-Barlow	Janet Nosich
Trisha Pawloski	Vice President /	Branch Officer
Assistant Vice President /	Investment Services Manager
Risk Management Officer		CENTREVILLE BRANCH
Jared Hoffmaster
INFORMATION SYSTEMS	Investment Sales Officer	Phyllis Nusbaum
Branch Officer
Vikki Kline	RETAIL BANKING SERVICES
Information Systems Officer		MENDON BRANCH
Sally Cotton
COMMERCIAL LOANS	Vice President /	Doreen Tobin
	Retail Manager	Branch Officer
David Allen
Vice President /	Debbie Leer
Business Development	Collections Officer

Robert Hungerford	THREE RIVERS MAIN BRANCH
Vice President /
Commercial Loan Officer	Sharon Bachinski
Branch Officer
William Mars
Vice President /
Commercial Loan Officer

SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT     59

Shareholder Information

Annual Meeting

The annual meeting of Southern Michigan Bancorp, Inc. will be held on May 15,
2008 at 4:00 p.m. at the Dearth Community Center on the Branch County
Fairgrounds in Coldwater, Michigan.

Market Information

The Trust Department of Southern Michigan Bank & Trust acts as the transfer and dividend paying agent for the Company's stock. For information concerning the Company's stock, call the Trust Department at (517) 279-5503 or (800) 379-7628.

Market Makers
Ferris, Baker Watts, Inc.
Dublin, Ohio
(614) 718-2224
(866) 313-4803

Howe Barnes Investments, Inc.
Chicago, Illinois
(312) 655-2954 or
(800) 800-4693

Stifel, Nicolaus & Company, Inc.
Grand Rapids, Michigan
(800) 676-0477

Hilliard Lyons, Inc.
Coldwater, Michigan
(517) 278-4333 or
(800) 211-5257

Robert Baird & Company
Grand Rapids, Michigan
(616) 459-4491 or
(800) 888-6200

60     SOUTHERN MICHIGAN BANCORP, INC. / 2007 ANNUAL REPORT